EXHIBIT 10.1

Execution Copy

ACQUISITION AGREEMENT

by and among

MAGELLAN ACQUISITION SUB, LLC,

TELETECH HOLDINGS, INC.

and

ELOYALTY CORPORATION

DATED AS OF MARCH 17, 2011

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Page

EXHIBITS

Exhibit A	List of Approving Stockholders

Exhibit B	Form of Transition Services Agreement

Exhibit C-1	First Form of Voting Agreement

Exhibit C-2	Second Form of Voting Agreement

Exhibit D	Form of Escrow Agreement

Exhibit E	Form of Purchase Price Allocation Methodology

Exhibit 1.1(a)(i)	EBITDA Principles and Methodologies

Exhibit 1.1(b)	List of certain Permitted Encumbrances

Exhibit 1.1(c)	Seller Knowledge Parties

Exhibit 2.1(c)	Assumed Real Property Leases

Exhibit 2.1(d)	Certain Equipment

Exhibit 2.1(f)	Miscellaneous Purchased Assets

Exhibit 2.1(h)	Intellectual Property

Exhibit 2.1(k)	Assumed Licenses

Exhibit 2.1(o)	Certain Equipments

Exhibit 2.2(n)	Miscellaneous Excluded Assets

Exhibit 2.3(a)	Assumed Contracts

Exhibit 2.3(d)	Miscellaneous Assumed Liabilities

Exhibit 2.6	Wire Transfer Instructions

Exhibit 6.6	Required Consents

Exhibit 6.14	IP Licenses

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ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is entered into as of this 17th day of March, 2011, by and among eLoyalty Corporation, a Delaware corporation (“Seller”), TeleTech Holdings, Inc., a Delaware corporation (“Parent”), and Magellan Acquisition Sub, LLC, a Colorado limited liability company (“Buyer”) and a wholly-owned subsidiary of Parent. Capitalized terms are defined in ARTICLE I.

RECITALS

WHEREAS, Seller, as conducted through Seller’s Integrated Contact Solutions Business Unit (the “ICS Business Segment”), is engaged in the business of (i) monitoring and supporting contact centers and related business applications, (ii) providing consulting and system integration services related to Cisco Voice over Internet Protocol solutions (including related hardware and software product resale), and (iii) providing operational consulting services to enhance customer service business performance through improved process efficiencies, redesign of call flows, and improved contact center operations (the “ICS Business”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets, and Seller desires to assign, and Buyer desires to assume from Seller, the Assumed Liabilities, in each case, on the following terms and conditions; and

WHEREAS, concurrently with the execution of this Acquisition Agreement, Buyer and each Approving Stockholder is entering into a Voting Agreement pursuant to which such Approving Stockholder has agreed, inter alia, to vote in favor of the approval and adoption of this Acquisition Agreement and the Related Agreements and the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 The following terms, whenever used herein, will have the following meanings for all purposes of this Acquisition Agreement:

“Accounts Payable” means all bona fide trade accounts payable of Seller incurred exclusively in connection with the ICS Business in the Ordinary Course accrued as of the Effective Time, excluding Intercompany Payables, up to the amounts therefor set forth on the Closing Date Statement.

“Accounts Receivable” means all bona fide accounts receivable and other rights to payment of Seller in respect of the ICS Business, and the full benefit of all security for any such account or right to payment, including all accounts representing amounts receivable in respect of goods sold or shipped or services rendered in connection with the ICS Business in the Ordinary Course accrued as of the Effective Time, and any claim, remedy or other right related to the foregoing.

“Acquisition Agreement” means this Acquisition Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules and Exhibits hereto.

“Acquisition Proposal” has the meaning set forth in Section 6.11(g)(i).

“Affiliate”, with respect to any specified Person, means any Person which, directly or indirectly, controls, is controlled by, or under common control with, such specified Person and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Approving Stockholder” means each Person listed on Exhibit A.

“Assets” means all assets, properties and rights of every kind (whether tangible or intangible), including real and personal property, Contracts and Intellectual Property.

“Assumed Contracts” has the meaning set forth in Section 2.3(c).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Licenses” has the meaning set forth in Section 2.1(k).

“Assumed Real Property Leases” has the meaning set forth in Section 2.1(c).

“Assumed Taxes” has the meaning set forth in Section 2.3(e).

“Benefit Plan(s)” means any employee benefit plan, program, policy, practice, agreement or other arrangement providing benefits to any current or former Worker, or any beneficiary or dependent thereof, whether or not written or subject to ERISA, that is sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Affiliates, or for which Seller has any Liability or would reasonably be expected to have any Liability by reason of having an ERISA Affiliate, other than any Statutory Plan or any “multiemployer plan” within the meaning of Section 3(37) of ERISA including, without limitation, any employee benefit plan within the meaning of Section 3(3) of ERISA and any bonus, incentive, deferred compensation, vacation, retirement fund, stock purchase, stock option, equity, phantom stock, severance, employment, change of control or fringe benefit plan.

“Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Illinois or the State of Colorado.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Persons” has the meaning set forth in Section 9.1.

“Buyer Plans” has the meaning set forth in Section 5.4.

“Buyer’s Accountant” means PricewaterhouseCoopers LLP.

“CERCLA” has the meaning set forth in the definition of “Environmental Law” in this Section 1.1.

“Closing” means the consummation of the transactions contemplated by this Acquisition Agreement, as provided for in Section 2.6.

“Closing Date” means the date that is Seller’s first month-end for accounting purposes following the date on which the conditions precedent set forth in ARTICLE VII (other than conditions which relate to actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at the Closing) have occurred, have been satisfied or otherwise waived in accordance with the terms hereof.

“Closing Date Managed Services Amount” has the meaning set forth in Section 2.7(a).

“Closing Date Statement” has the meaning set forth in Section 2.7(a).

“Closing Date Working Capital” means the dollar value equal to the difference between (a) the dollar value of Current Assets (excluding short-term Prepaid-Cost Deferrals) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at the close of business on the Closing Date and as set forth on the Closing Date Statement. For purposes of this Acquisition Agreement, the terms “Current Assets”, “Prepaid-Cost Deferrals”, “Current Liabilities” and “Unearned Revenue” shall have meanings correlative to the manner in which such terms are used in the ICS Business Balance Sheet. Notwithstanding the foregoing, Current Assets and Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Closing Payment” means Forty Million Eight Hundred Fifty Thousand U.S. Dollars ($40,850,000).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of September 21, 2010, by and between Seller and Buyer.

“Continuing Business” means the business operated by Seller and its Subsidiaries as of the Closing Date (but immediately after giving effect to the Closing), and any other business incidental or relating thereto, including, among other things, (a) the provision of solutions to improve the reliability of call recording, (b) the process of employing human behavioral modeling to analyze and improve customer solutions and help optimize the performance of call center agents, (c) the process of employing human behavioral modeling and analytics in the areas of fraud analytics, collections analytics, back office analytics, predictive modeling, email analytics, and student analytics, (d) the implementation and hosting of related hardware and software, and (e) the provision of related training and add-on consulting services.

“Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument.

“Covered Equipment” has the meaning set forth in Section 2.1(o).

“Covered Leases” has the meaning set forth in Section 2.1(o).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III.

“EBITDA”, with respect to any given twelve month period, shall have the meaning set forth on Exhibit 1.1(a)(i) and shall be calculated in accordance with the principles, methodologies, practices and categories set forth on Exhibit 1.1(a)(i).

“EDA Set-Off Election” has the meaning set forth in Section 2.5(a)(ii).

“EEA Set-Off Election” has the meaning set forth in Section 2.5(a)(iii)(A).

“Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. Central Standard Time on the Closing Date.

“Employee Withholding Documents” has the meaning set forth in Section 5.1(h).

“Employees” means the ICS Employees and the ICS-Allocated Employees.

“Encumbrances” means mortgages, deeds of trust, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, rights of way, restrictive covenants or conditions and all other encumbrances.

“Environmental Condition” means (a) any condition at or migrating from any Leased Real Property arising out of any Release of Hazardous Materials, or (b) any condition at any third party location arising out of a Release of Hazardous Materials treated, stored, disposed, generated, used, owned or controlled by Seller (in respect of the ICS Business) or with respect to which Seller (in respect of the ICS Business) arranged for or permitted the transportation or disposal of any Hazardous Material.

“Environmental Law” means any or all Laws relating to pollution, the protection of health, safety, the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), 42 U.S.C. §9601 et seq.; (b) the Toxic Substances Control Act, 15 U.S.C. §2601 et seq.; (c) the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, 42 U.S.C. 6901 et seq.; (e) the Federal Clean Air Act, 42 U.S.C. §7401 et seq.; and (f) the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., together with all rules, regulations and orders issued thereunder or any state or foreign equivalents thereto, and each as any of the same may have been amended up to the date hereof.

“Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

“Equipment” means all capital assets, including computers, laptops, servers, tablet computers, wires, wiring, cables, connectors, machinery, equipment, furnishings, fixtures, office equipment, motor vehicles, and other supplies and spare and repair parts, stores and other tangible personal property (whether owned or leased) primarily used in connection with the ICS Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“ERISA Affiliate” means (i) a member of any “controlled group of corporations” (as defined in Section 414(b) of the Code) of which Seller is or was a member, (ii) a trade or business, whether or not incorporated, that is or was under common control (within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA) with Seller, (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the Code) of which Seller is or was a member, or (iv) an entity that is or was required to be aggregated with Seller pursuant to Section 414(o) of the Code.

“Escrow Agreement” has the meaning set forth in Section 2.5(a).

“Escrow Amount” has the meaning set forth in Section 2.5(a).

“Escrow Expiration Date” has the meaning set forth in Section 9.3.

“Escrow Fund” has the meaning set forth in Section 2.5(a).

“Estimated Deficiency Amount” shall mean, where the Estimated Target Working Capital is greater than the Estimated Working Capital, the amount by which the Estimated Target Working Capital is greater than the Estimated Working Capital.

“Estimated Excess Amount” shall mean, where the Estimated Working Capital is greater than the Estimated Target Working Capital, the amount by which the Estimated Working Capital is greater than the Estimated Target Working Capital.

“Estimated Target Working Capital” means the dollar value equal to the difference between (a) the product of (i) 1.21 and (ii) the dollar value of Current Liabilities (excluding short-term Unearned Revenue) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at Prior Month End and as set forth on the PME Statement. Notwithstanding the foregoing, Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Estimated Working Capital” means the dollar value equal to the difference between (a) the dollar value of Current Assets (excluding short-term Prepaid-Cost Deferrals) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at Prior Month End and as set forth on the PME Statement. Notwithstanding the foregoing, Current Assets and Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Excluded Assets” means all of the assets, properties, rights and interests of Seller that are set forth in Section 2.2.

“Final Deficiency Amount” has the meaning set forth in Section 2.7(i).

“Final Excess Amount” has the meaning set forth in Section 2.7(j).

“Final Managed Services Amount” means the Closing Date Managed Services Amount, as finally determined in accordance with Section 2.7(b) or (c), as the case may be.

“Final Target Working Capital” means the dollar value equal to the difference between (a) the product of (i) 1.21 and (ii) the dollar value of Current Liabilities (excluding short-term Unearned Revenue) minus (b) the dollar value of Current Liabilities (excluding short-term Unearned Revenue), in each case as at the close of business on the Closing Date and as set forth on the Closing Date Statement, as finally determined pursuant to Section 2.7. Notwithstanding the foregoing, Current Liabilities shall exclude all accrued items related to Taxes (including deferred Tax items) other than Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet.

“Financial Statements” means the audited consolidated statements of income, equity and cash flows of Seller for the fiscal year ended December 26, 2009, and the audited consolidated balance sheet of Seller as of December 26, 2009, all prepared in accordance with GAAP consistently applied.

“GAAP” means U.S. generally accepted accounting principles.

“Government Contract” shall mean any Contract entered into between Seller or any of its Subsidiaries and (i) the United States government, (ii) any prime contractor to the United States government (in its capacity as such) or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Governmental Authority” means any United States federal, state or local, or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof).

“Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in or with respect to which liability or standards of conduct are imposed under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos containing materials, urea formaldehyde and polychlorinated biphenyls.

“ICS-Allocated Employees” means those individuals employed by Seller who are primarily associated with and allocated to the ICS Business and who are identified on Disclosure Schedule 3.21(d)(ii).

“ICS Benefit Plan” means a Benefit Plan providing benefits to any current or former Worker of the ICS Business.

“ICS Business” has the meaning set forth in the Recitals.

“ICS Business Accounting and Process System” has the meaning set forth in Section 6.14(b).

“ICS Business Balance Sheet” has the meaning set forth in the definition of “ICS Business Segment Financial Statements” contained in this Section 1.1.

“ICS Business Closing Date Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment as of immediately prior to the consummation of the Closing.

“ICS Business Segment” has the meaning set forth in the Recitals.

“ICS Business Segment Financial Statements” means the unaudited balance sheet of Seller with respect to the ICS Business Segment as of January 1, 2011 (the “ICS Business Balance Sheet”) and the unaudited statement of income of Seller with respect to the ICS Business Segment for the period which began on December 27, 2009 and ended January 1, 2011.

“ICS Employees” means those individuals employed by Seller in respect of or assigned to the ICS Business Segment and who are identified on Disclosure Schedule 3.21(d)(i).

“ICS Software” has the meaning set forth in Section 3.19(a).

“Indemnification Basket” has the meaning set forth in Section 9.6(a).

“Indemnified Party” has the meaning set forth in Section 9.3.

“Indemnifying Party” has the meaning set forth in Section 9.3.

“Independent Accountant” means Deloitte LLP.

“Insurance Policies” has the meaning set forth in Section 2.2(l).

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, whether registered or unregistered, including all: patents and patent applications and the right to file any continuation, continuation-in-part, divisional, reissue or reexamination applications therefore; trademarks, service marks, and trade dress, trade names, brand names, fictitious names, logos, slogans, designs or other designators of origin and registrations and applications for registration therefor; internet domain names, uniform resource locators and email addresses; trade secrets, Know-How, and confidential and proprietary business or technical information (including customer and supplier lists, pricing and cost information, business and marketing plans and data); copyrights and copyrightable subject matter or protectable designs and registrations and applications for registration therefor; and all proprietary rights in formulae, processes, software programs, technology, databases, inventions and discoveries, whether or not patentable, copyrightable or otherwise subject to registration.

“Intercompany Payables” means payables due from Seller in connection with the ICS Business, to (a) any division or business unit of Seller other than the ICS Business Segment, or (b) any of Seller’s Affiliates.

“IP License” means any license, sublicense, distributor agreement, covenant not-to-sue or other agreement or permission, including the right to receive royalties or any other consideration, pertaining to Intellectual Property.

“Irish Entity” means eLoyalty International Limited, an Irish company wholly-owned by Seller.

“Irish Entity Equity” has the meaning set forth in Section 2.1(n).

“Irish Scheme” means the Irish Entity’s Group Pension Scheme administered by Hibernian Life & Pensions Limited.

“IRS” means the United States Internal Revenue Service.

“Know-How” means the Intellectual Property related to any tools, processes, or methodologies used by Seller to perform the Services.

“Law” means any federal, state or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-Governmental Authority, and includes rules and regulations of any regulatory authority or self-regulatory organization compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.

“Leased Real Property” means all real property subject to a lease pursuant to which Seller (in relation to the ICS Business) is a lessee or tenant as of the date hereof.

“Legal Proceedings” means any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, judicial, investigative or appellate proceeding, whether public or private, and whether formal or informal), hearing, inquiry, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, litigation or prosecution commenced, whether brought, initiated, conducted, asserted or maintained by a court or Governmental Authority or any other Person.

“Liabilities” means all liabilities, claims, obligations, costs, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, accrued or unaccrued, or liquidated or unliquidated.

“Licenses and Permits” has the meaning set forth in Section 3.14.

“Local Currency” means the currency of the jurisdiction in which Seller of each applicable Purchased Asset is located.

“Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, assessments, damages, dues, amounts paid in settlement, defense costs, Taxes, Encumbrances, costs, expenses (including reasonable attorneys’, accountants’ and experts’ fees and disbursements), fines, interests and penalties paid to or recovered by a third party with respect thereto, of any nature whatsoever, but excluding any special, exemplary, punitive, treble, indirect, remote, speculative or consequential damages (including internal costs, but excluding, with respect to any Assumed Contract, lost profits that are probable and reasonably foreseeable in the event of a breach of any representation of warranty in Article III or any covenant of Seller contained herein relating to such Assumed Contract, which lost profits, for avoidance of doubt, shall constitute “Losses”)(other than any such damages awarded to any third party against an Indemnified Party).

“Managed Services Determination Date” has the meaning set forth in Section 2.7(e).

“Managed Services Amount” means, as of any date, (i) the sum of (a) Unearned Revenue and (b) Long-Term Unearned Revenue minus (ii) the sum of (a) Prepaids—Cost Deferrals and (b) Long-Term Prepaids—Cost Deferrals (each of which shall be, for purposes of determining the Closing Date Managed Services Amount, as set forth on the Closing Date Statement). For purposes of this Acquisition Agreement, the terms “Long-Term Unearned Revenue” and “Long-Term Prepaids—Cost Deferrals” shall have meanings correlative to the manner in which such terms are used in the ICS Business Balance Sheet.

“Managed Services Transfer Amount” means an amount, in U.S. dollars, equal to the Managed Services Amount as at Prior Month End.

“Material Adverse Effect” means any material adverse effect, circumstance or change, or any violation or other matter, if such material adverse effect, circumstance, change, violation or other matter, either individually or in the aggregate with all other effects, circumstances, changes, violations or other matters, has or could reasonably be expected to have (either before or after the Closing) a material adverse effect on the business, prospects, Assets, condition (including financial condition) or results of operations of the ICS Business Segment, taken as a whole, but excluding any effect, circumstance, change, violation or other matter to the extent directly resulting from or directly attributable to any of the following: (a) economic effects or changes that are generally applicable to the industries or markets in which Seller operates in respect of the ICS Business Segment, (b) general changes in the United States or world financial markets or general economic conditions, (c) any adverse change, event, development or effect arising from or relating to (i) any Laws or regulatory conditions issued by any Governmental Authority that does not relate only to the ICS Business Segment or (ii) any changes in GAAP or other accounting requirements or principles or interpretation thereof, (d) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (e) actions or omissions of Seller or any of its Subsidiaries that are taken after the date hereof and required by this Agreement or taken with the prior written consent of Buyer, and (f) the commencement or continuation of a natural disaster, war, armed hostilities, acts of terrorism or any other local, international or national calamity, whether or not involving the United States (except, in the case of clauses (a), (b) and (f), to the extent such effect, change or occurrence disproportionately affects Seller in respect of the ICS Business Segment in a material adverse way when compared to other Persons in the same industry or market). For purposes of this Acquisition Agreement, a Material Adverse Effect relating to the financial condition or results of operations of Seller in respect of the ICS Business Segment taken as a whole shall be deemed (A) to exist or have occurred where any such effect, circumstance, change, violation or other matter, in the aggregate with all other effects, circumstances, changes, violations or other matters could reasonably be expected to result (either before or after the Closing) in (X) Losses or Liability to Buyer of $750,000 or more in the aggregate within 12 months of the Closing or (Y) EBITDA for any twelve month period ending at the end of a calendar quarter during 2011 equaling no more than 92.5% of EBITDA for the corresponding twelve month period ended at the end of the corresponding calendar quarter during 2010, and (B) not to exist or have occurred where any such effect, circumstance, change, violation or other matter, in the aggregate with all other effects, circumstances, changes, violations or other matters could not reasonably be expected to result (either before or after the Closing) in (X) Losses or Liability to Buyer of $750,000 or more in the aggregate within 12 months of the Closing or (Y) EBITDA for any twelve month period ending at the end of a calendar quarter during 2011 equaling no more than 92.5% of EBITDA for the corresponding twelve month period ended at the end of the corresponding calendar quarter during 2010.

“Material Contracts” has the meaning set forth in Section 3.13(a).

“Non-U.S. Benefit Plans” means all Benefit Plans other than U.S. Benefit Plans.

“Notice of Claim” has the meaning set forth in Section 9.3.

“Notice Period” has the meaning set forth in Section 6.18(c).

“Off-the-Shelf Software” means software owned by third parties and licensed to Seller on a non-exclusive basis and in substantially the same form offered to other non-exclusive licensees, excluding all “open source” software.

“Order” means any award, decision, injunction, judgment, writ, order, direction, summons, decree, ruling, demand, subpoena, assessment, reassessment, verdict or arbitration award entered, issued, made or rendered by any Governmental Authority or by any arbitrator, whether final, interim or interlocutory.

“Ordinary Course” means, with respect to Seller (in respect of the ICS Business), the ordinary course of commercial operations customarily engaged in by Seller (in respect of the ICS Business) consistent with past custom and practice (including with respect to frequency and amount).

“Other Confidential Information” has the meaning set forth in Section 6.8(b).

“Party” means any of Seller, Buyer or Parent, and “Parties” means all of them.

“Permitted Encumbrances” means, collectively, (a) Encumbrances that are disclosed on Exhibit 1.1(b), (b) liens relating to Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent, (c) liens for landlords, mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law, (d) such matters of record, imperfections of title, easements and encumbrances, if any, as do not interfere in any material respect with the ownership, use, value or marketability of the Purchased Assets or the ICS Business, (e) licenses granted to others, in each case under clauses (b) and (c) hereof, which secure payment obligations with respect to amounts not yet due and payable (or the validity of which is being contested in good faith and by appropriate Legal Proceedings), and for which reserves in the full amount necessary to satisfy the Encumbrances have been set aside, (f) Encumbrances, shortages in area or any other facts that would be disclosed by a physical inspection of the Leased Real Property, (g) present and future zoning, building codes, entitlements and other land use regulations adopted by any Governmental Authority regulating the use or occupancy of the Leased Real Property or the activities conducted thereon, provided, that the Leased Real Property and its current use does not currently violate any of the same, (h) municipal by-laws and other agreements with any Governmental Authority having jurisdiction over the Leased Real Property, provided, that the Leased Real Property and its current use does not currently violate any of the same, and (i) any Encumbrances that are released or otherwise terminated at or prior to Closing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof, and a foreign equivalent of any of the foregoing or other entity.

“PME Statement” shall have the meaning ascribed to such term in Section 6.16.

“Post-Closing Periods” means all taxable periods commencing the day after the Closing Date.

“Pre-Closing Periods” means all taxable periods commencing on or prior to the Closing Date.

“Prior Month End” means close of business on the last day of Seller’s fiscal month end immediately preceding the Closing Date.

“Prior Month End Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment dated as of the Prior Month End.

“Proxy Statement” means a proxy statement relating to the Seller Stockholder Meeting, as may be amended or supplemented from time to time.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plans” has the meaning set forth in Section 3.22(b).

“Records” has the meaning set forth in Section 6.5.

“Related Agreements” means (a) the Transition Services Agreement, (b) the Voting Agreements with the Approving Stockholders, and (c) the Escrow Agreement.

“Release” means any spilling, leaking, emitting, discharging, disposing, depositing, escaping, leaching, migration or dumping into the environment.

“Representatives” has the meaning set forth in Section 6.11(a).

“Required Consents” has the meaning set forth in Section 6.6.

“Retained Liabilities” means liabilities of Seller set forth in Section 2.4.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Adverse Recommendation Change” has the meaning set forth in Section 6.11(c).

“Seller Adverse Recommendation Notice” has the meaning set forth in Section 6.11(d).

“Seller Board” means the Board of Directors of Seller or any authorized committee thereof.

“Seller Board Recommendation” has the meaning set forth in Section 3.26.

“Seller Common Stock” means Seller’s common stock, $0.01 par value.

“Seller Confidential Information” has the meaning set forth in Section 6.8(c).

“Seller Series B Stock” means Seller’s Series B convertible preferred stock, $0.01 par value.

“Seller Stockholder Approval” means the affirmative vote of a majority of the voting power of the issued and outstanding shares of Seller Common Stock and Seller Series B Stock voting in accordance with the provisions of Seller’s certificate of incorporation and by-laws as in effect on the date of such vote approving the sale of the ICS Business Segment pursuant to the terms set forth in this Acquisition Agreement and the amendment of Seller’s certificate of incorporation to change Seller’s corporate name.

“Seller Stockholder Meeting” has the meaning set forth in Section 6.3(a).

“Seller SEC Reports” has the meaning set forth in Section 3.7.

“Seller Withdrawal Recommendation” has the meaning set forth in Section 6.11(c).

“Seller’s Accountant” means Grant Thornton LLP.

“Seller’s Knowledge” shall mean the actual knowledge of any of the individuals set forth on Exhibit 1.1(c), after due inquiry and reasonable investigation.

“Services” has the meaning set forth in Section 3.15.

“Set-Off Election” has the meaning set forth in Section 2.5(a)(ii).

“Severance Costs” has the meaning set forth in Section 5.1(b)(ii).

“Software” means (i) software, firmware, middleware, and computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source, object, executable or binary code, and whether provided on electronic media or otherwise preinstalled on computers or other equipment, (ii) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays on any web sites, (v) all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof, and (vi) all other works of authorship and media relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Solvent” has the meaning set forth in Section 3.28.

“Standard Procedure” has the meaning set forth in Section 5.1(h).

“Statutory Plans” means retirement savings and benefit plans that Seller or any of Seller’s Affiliates is required by applicable Law to participate in or contribute to in respect of an employee, officer or director of Seller or any beneficiary or dependent thereof, including plans administered pursuant to applicable health, Tax, workplace safety insurance and employment insurance legislation, but excluding any such benefit plan that is sponsored or maintained by Seller or any of Seller’s Affiliates.

“Subsidiary” of a Person means any other Person, fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by such Person directly or indirectly through one or more other Persons.

“Superior Proposal” has the meaning set forth in Section 6.11(g)(ii).

“Tax” or “Taxes” means any federal, state, provincial, local or foreign income (including income tax required to be deducted or withheld from or accounted for in respect of any payment), gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (pursuant to Section 59A of the Code or otherwise), custom duties, capital stock, franchise, Employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, workers compensation, employee health, real property, personal property, sales, use, transfer, value added, goods and services, social services, registration, alternative or add-on minimum, estimated or other tax, duty, rate or other levy and any other taxes, duties, levies, charges or withholdings corresponding to, similar to, replaced by or replacing any of them, including any interest, penalties or additions to tax in respect of the foregoing, whether or not disputed.

“Tax Liability” shall mean any Liability with respect to Taxes.

“Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.

“Termination Expenses” has the meaning set forth in Section 10.2(c)(i)(B).

“Termination Fee” has the meaning set forth in Section 10.2(c)(i)(A).

“Third Party Acquisition Agreement” has the meaning set forth in Section 6.11(a).

“Third Party Software” has the meaning set forth in Section 3.19(a).

“Third Person” has the meaning set forth in Section 9.4.

“Third Person Claim” has the meaning set forth in Section 9.4.

“Transferred Employees” means those Employees who, pursuant to Section 5.1(a), accept employment with Buyer or any of its Affiliates or whose employment transfers from Seller or an Affiliate of Seller to Buyer or any of its Affiliates by operation of Law. Employees of Seller (in respect of the ICS Business Segment) who, as of the Effective Time, are on approved leave of absence for military, workers’ compensation, short or long-term disability, family illness, or parental leave shall be included.

“Transition Services Agreement” means an agreement in the form attached hereto as Exhibit B by and between Buyer and Seller regarding services to be provided by Seller to Buyer during the transition period immediately following the sale of the ICS Business.

“UK Scheme” means the Irish Entity’s Group Personal Pension Scheme administered by Standard Life.

“U.S. Benefit Plan” means a Benefit Plan maintained in the United States.

“U.S. Transferred Employees” means the Transferred Employees who are Employees employed by Seller in respect of the ICS Business Segment in the United States.

“Voting Agreement” means each agreement, in the form attached as Exhibit C-1 or Exhibit C-2 hereto, by and between Buyer, on the one hand, and one or more Approving Stockholders, on the other (each such agreement, a “Voting Agreement”). For avoidance of doubt, all Approving Stockholders shall enter into Voting Agreement with Buyer.

“WARN Act” has the meaning set forth in Section 5.1(f).

“Worker” means any employee, officer, director, consultant, contingent worker, leased employee, or independent contractor of Seller or any of its Affiliates.

“Working Capital Balance Sheet” means the unaudited balance sheet of Seller with respect to the ICS Business Segment dated as of the close of business of the Closing Date.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

2.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Acquisition Agreement, as of the Effective Time, Seller shall sell, assign, transfer and convey to Buyer (or such Affiliates of Buyer as Buyer may direct), and Buyer (or such Affiliates of Buyer as Buyer may direct) shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest to and in all of the Assets owned by Seller that are necessary for or primarily used in, or necessary for or primarily held for use in, the ICS Business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, as the same shall exist at the

Effective Time, free and clear of all Encumbrances other than Permitted Encumbrances (the “Purchased Assets”); provided, however, that in no event shall the Purchased Assets include any Excluded Assets or Assets to which Buyer receives the benefit under the Transition Services Agreement. Without limiting the generality of the foregoing, the Purchased Assets shall include (other than Excluded Assets) all right, title and interest in, to and under:

(a) all Accounts Receivable;

(b) all Pre-Paid – Cost Deferrals, current and long-term, primarily relating to the Purchased Assets of the ICS Business;

(c) all leases that are set forth on Exhibit 2.1(c) pursuant to which Seller leases Leased Real Property (the “Assumed Real Property Leases”);

(d) all Equipment other than Covered Equipment, including that set forth on Exhibit 2.1(d), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto;

(e) all rights of Seller in, to and under the Assumed Contracts;

(f) all Assets listed on Exhibit 2.1(f);

(g) all of Seller’s rights, claims, counterclaims, credits, causes of action or rights of set-off against third parties primarily relating to the ICS Business, liquidated or unliquidated, including unliquidated rights under manufacturers’ and vendors’ warranties, except to the extent they relate to Excluded Assets or Retained Liabilities;

(h) all Intellectual Property required to operate, or primarily related to, the ICS Business, including the name eLoyalty and all Intellectual Property listed on Exhibit 2.1(h) and all goodwill associated therewith;

(i) all books, records, files and papers (whether in original or copied form), whether in hard copy or computer format, primarily relating to the ICS Business, including engineering information and records, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records, as well as all books and records in respect of the ICS Business necessary for Buyer to be able to comply with all applicable requirements (including reporting requirements) of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, in respect of the ICS Business;

(j) all goodwill associated with the ICS Business and the Purchased Assets;

(k) all rights of Seller in, to and under those Licenses and Permits set forth on Exhibit 2.1(k) (the “Assumed Licenses”);

(l) (i) if there was an Estimated Deficiency Amount and Buyer has not made an EDA Set-Off Election, cash and cash equivalents in amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount;

(ii) if (A) there was an Estimated Excess Amount and (B) Buyer has not made an EEA Set-Off Election and (C) the Estimated Excess Amount is less than the Managed Services Transfer Amount, cash and cash equivalents in amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount;

(m) all of Seller’s right, title and interest to and in any and all insurance proceeds relating to any Purchased Assets to the extent the corresponding Liability is an Assumed Liability hereunder;

(n) all of the outstanding shares (or comparable equity interests) of the Irish Entity, whether held by Seller or any other Person (the “Irish Entity Equity”);

(o) all of Seller’s right, title and interest to and in the Equipment (and all rights of Seller in, to and under the leases with respect to such Equipment pursuant to which Seller is a lessee as of the date hereof (such leases, the “Covered Leases”)) set forth on Exhibit 2.1(o) (such equipment, the “Covered

Equipment”), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto; and

(p) all other Assets owned by Seller that are primarily used in, or are necessary for, the operation of the ICS Business (including all Assets of Seller outstanding immediately prior to the Closing and set forth on the ICS Business Closing Date Balance Sheet that are not listed in clauses (a) through and (o) above) other than the Excluded Assets or Assets to which Buyer receives the benefit under the Transition Services Agreement.

2.2 Excluded Assets. Notwithstanding any provision in this Acquisition Agreement or any other writing to the contrary, all other assets, properties, rights, licenses and businesses owned by Seller (the “Excluded Assets”) shall be retained by Seller and shall be excluded from the Purchased Assets, including all of the following:

(a) cash and cash equivalents (other than: (i) cash and cash equivalents in amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount if there was an Estimated Deficiency Amount and Buyer has not made an EDA Set-Off Election, or (ii) cash and cash equivalents in amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount if (A) there was an Estimated Excess Amount and (B) Buyer has not made an EEA Set-Off Election and (C) the Estimated Excess Amount is less than the Managed Services Transfer Amount);

(b) intercompany accounts receivable;

(c) any assets used by Seller in connection with businesses (including the Continuing Business) other than the ICS Business, provided that such assets are not primarily used in, or necessary for, the ICS Business;

(d) any Assets relating to the Benefit Plans of Seller;

(e) any Assets which primarily relate to or primarily correspond to a Retained Liability;

(f) all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations of Seller, other than those transferred pursuant to Section 2.1(h);

(g) all real property interests of Seller not set forth on Exhibit 2.1(c);

(h) the issued and outstanding shares of stock of any Subsidiary of Seller (other than the outstanding shares (or similar equity interests) of the Irish Entity);

(i) any Assets used by any of Seller’s strategic business units (other than the ICS Business Segment), provided that such Assets are not primarily used in, or necessary for the operation of, the ICS Business;

(j) all rights of Seller in, to and under all Licenses and Permits not transferred to Buyer pursuant to Section 2.1(k);

(k) other than any and all assets part of the Purchased Assets pursuant to Section 2.1(m), any Contracts of insurance, any insurance policies held by Seller or any of its Affiliates (the “Insurance Policies”), or any related prepaid Assets in respect of the ICS Business (including prepaid insurance attributable to insurance coverage provided by Seller which will not continue following the Closing Date);

(l) any marketing materials of Seller (including any photographs displayed on Seller’s website, proposals, presentation materials or otherwise), but only to the extent such marketing materials do not contain any trademarks, service marks, trade names, corporate names, brand names, domain names, logos, designations or any other Intellectual Property transferred pursuant to Section 2.1(h);

(m) all rights of Seller in, to and under Contracts that are not Assumed Contracts, Assumed Real Property Leases or Covered Leases with respect to the Covered Equipment; and

(n) the Assets set forth on Exhibit 2.2(n).

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Acquisition Agreement, as of the Effective Time, Seller shall assign and transfer to Buyer (or such Affiliate of Buyer as Buyer may direct), and Buyer (or such Affiliate of Buyer as Buyer may direct) shall assume and agree to discharge and perform when due the following Liabilities of Seller relating to the ICS Business (the “Assumed Liabilities”); provided, however, that in no event shall the Assumed Liabilities include any Retained Liability:

(a) all obligations of Seller as of the Effective Time for performance after the Effective Time under the executory portion of each Covered Lease (but solely with respect to Covered Equipment), Assumed Real Property Lease and Contract listed on Exhibit 2.3(a) (the “Assumed Contracts”), but not including any Liability for any breach or default (with or without notice or lapse of time) thereunder accruing during, arising out of or related to the period on or prior to the Effective Time;

(b) all Liabilities relating to Transferred Employees that are assumed by Buyer or Parent pursuant to Section 5.1 and set forth on the ICS Business Closing Date Balance Sheet;

(c) obligations associated with Unearned Revenue, current and long-term, relating solely to Assumed Contracts and that are set forth on the ICS Business Closing Date Balance Sheet;

(d) the Liabilities set forth on Exhibit 2.3(d);

(e) (i) all employment and payroll Taxes relating to the Transferred Employees that have been accrued on or before the Closing Date to the extent attributable to wages payable after the Closing Date, (ii) all real property or personal property Taxes relating to the Purchased Assets that have been accrued on or before the Closing Date but are payable after the Closing Date and (iii) all Taxes of the Irish Entity that have been accrued for periods (or portions thereof) ending on or before the Closing Date but are payable after the Closing Date; but only, in each case, to the extent such items have been included as a Liability on the ICS Business Closing Date Balance Sheet (collectively, the “Assumed Taxes”);

(f) all environmental Liabilities relating to the Assumed Real Property Leases (to the extent such environmental Liabilities are set forth on the ICS Business Closing Date Balance Sheet) or the conduct of the ICS Business after the Closing; and

(g) any other Liabilities of Seller outstanding immediately prior to the Closing and set forth on the ICS Business Closing Date Balance Sheet (including Accounts Payable that are not Retained Liabilities under Section 2.4(j) below and any sales or value-added Tax payable with respect to Accounts Receivable that has been accrued on the ICS Business Closing Date Balance Sheet).

2.4 Retained Liabilities. Except for the Assumed Liabilities, all other Liabilities and obligations of Seller and its Affiliates (collectively, the “Retained Liabilities”) shall be retained by Seller and its Affiliates and shall not be assumed or discharged by Buyer. Without limiting the generality of the foregoing, the Retained Liabilities shall include the following:

(a) any Liability which relates to or corresponds to an Excluded Asset;

(b) except as provided in Section 5.1, any and all Liabilities related to Benefit Plans, Statutory Plans, and “multiemployer plans” within the meaning of Section 3(37) of ERISA, all Liabilities for which Seller may be liable by reason of having or having had an ERISA Affiliate, and other Employee matters to be retained by Seller as provided in this Acquisition Agreement;

(c) any and all Liabilities of Seller arising under this Acquisition Agreement;

(d) any and all indebtedness for money borrowed from others;

(e) except as provided in Section 2.3(f), all environmental Liabilities (including in respect of any Environmental Law);

(f) any matters disclosed or required to be disclosed on Disclosure Schedule 3.11;

(g) any and all Liabilities of Seller which otherwise arise or are asserted or incurred by reason of events, acts or transactions occurring, or the operation of the ICS Business, prior to or on the Closing Date, whether or not disclosed on the schedules hereto, that are not Assumed Liabilities hereunder;

(h) any and all Liabilities of Seller relating to, arising out of, or incurred with respect to any and all employees (and their beneficiaries) of Seller (whether or not such employees become employees of Buyer), all former employees of Seller (and their beneficiaries), and any employee Contracts of Seller or any of its Subsidiaries and Affiliates (including, but not limited to, any severance payments payable to any of Seller’s employees), and employee payroll and related Taxes, other than any such Liability assumed by Parent or Buyer pursuant to and in accordance with Section 5.1 (provided that, for avoidance of doubt, the Liabilities assumed by Parent or Buyer pursuant to and in accordance with Section 5.1 shall not include Liabilities of Seller relating to, arising out of, or incurred with respect to any employee Contracts entered into by Seller with Steve Pollema, Steve Parowski, Mike McKnight, Ian Kerr or Steve Drew);

(i) other than Assumed Taxes, any and all Liabilities of Seller relating to Taxes, including, without limitation, any Taxes attributable to Seller’s operation of the ICS Business, ownership of the Purchased Assets or employment of the Transferred Employees for periods (or portions thereof) ending on or before the Closing Date;

(j) Accounts Payable and any and all other Liabilities of Seller relating to, arising out of, or incurred with respect to any and all Contracts that are not Assumed Contracts or Assumed Real Property Leases;

(k) Accounts Payable and any and all other Liabilities of Seller (other than obligations of Seller as of the Effective Time for performance by Buyer after the Effective Time under the executory portion thereof with respect to Covered Equipment) relating to Covered Leases; and

(l) any and all Liabilities of Seller relating to Indebtedness of Seller or any Affiliate thereof.

Notwithstanding anything to the contrary contained herein, Seller’s obligation to pay the Tax Liabilities of the Irish Entity for all purposes allocable to the periods ending (or deemed to end) on or before the Closing Date shall be treated as a Retained Liability of Seller for all purposes of this Agreement.

2.5 Consideration. The aggregate consideration that Buyer shall pay Seller for the Purchased Assets and other rights of Buyer hereunder shall be the Closing Payment, subject to adjustment as provided in Section 2.7 (the “Purchase Price”).

(a) The Closing Payment, as increased by any Estimated Excess Amount or as decreased by any Estimated Deficiency Amount, will be payable by Buyer to Seller in immediately available funds, and shall be paid as follows:

(i) One Million Five Hundred Thousand U.S. Dollars ($1,500,000) (the “Escrow Amount”) via wire transfer of immediately available funds into an escrow account to be distributed in accordance with the terms of this Acquisition Agreement and an escrow agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”). The Escrow Amount, as adjusted from time to time, together with any undistributed interest earned thereon, is sometimes referred to herein as the “Escrow Fund.”

(ii) If there is an Estimated Deficiency Amount, an amount, via wire transfer of immediately available funds, equal to (A) the Closing Payment minus (B) the sum of (1) the Escrow Amount and (2) either (a) if so elected in writing by Buyer no later than two (2) Business Days prior to the Closing Date, an amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount (the “EDA Set-Off Election”), or (b) if Buyer has not made the EDA Set-Off Election, an amount equal to zero; provided, that if Buyer has not made the EDA Set-Off Election, an amount equal to the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount shall be payable by Seller to Buyer in immediately available funds.

(iii) If there is an Estimated Excess Amount and:

(A) such amount is less than the Managed Services Transfer Amount, an amount, via wire transfer of immediately available funds, equal to (1) the Closing Payment minus (2) the sum of

(a) the Escrow Amount and (b) either (i) if so elected in writing by Buyer no later than two (2) Business Days prior to the Closing Date, an amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount (the “EEA Set-Off Election”), or (ii) if Buyer has not made the EEA Set-Off Election, an amount equal to zero; provided, that if Buyer has not made the EEA Set-Off Election and the Estimated Excess Amount is less than the Managed Services Transfer Amount, an amount equal to the Managed Services Transfer Amount minus the Estimated Excess Amount will be payable by Seller to Buyer in immediately available funds, or

(B) such amount is greater than the Managed Services Transfer Amount, an amount, via wire transfer of immediately available funds, equal to (1) the sum of (x) the Closing Payment and (y) an amount equal to the Estimated Excess Amount minus the Managed Services Transfer Amount, minus (2) the Escrow Amount.

2.6 Closing. The Closing shall take place at 9:00 a.m. on the Closing Date at the offices of Neal, Gerber & Eisenberg LLP in Chicago, Illinois, or on such other date and at such other place as the Parties may agree in writing.

(a) At Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) the documents and other items identified in Section 7.9, and

(ii) by wire transfer of immediately available funds, in accordance with wire transfer instructions for Buyer set forth on Exhibit 2.6, an amount, if any, equal to:

(A) the sum of the Managed Services Transfer Amount and the Estimated Deficiency Amount if there is an Estimated Deficiency Amount and Buyer has not made the EDA Set-Off Election, or

(B) the Managed Services Transfer Amount minus the Estimated Excess Amount if there is an Estimated Excess Amount that is less than the Managed Services Transfer Amount and Buyer has not made the EEA Set-Off Election.

(b) At Closing, Buyer shall deliver:

(i) the Escrow Amount in accordance with Section 2.5(a)(i) above, and

(ii) to Seller (A) the documents and other items identified in Section 8.7 and (B) the Closing Payment and, if there is an Estimated Excess Amount that exceeds the Managed Services Transfer Amount, an amount equal to the Estimated Excess Amount minus the Managed Services Transfer Amount, in each case by wire transfer of immediately available funds, in accordance with the wire transfer instructions for Seller set forth on Exhibit 2.6.

2.7 Managed Services & Working Capital Adjustments. The Purchase Price shall be adjusted as of the Closing in the following manner:

(a) As soon as practicable following the Closing Date, but in any event no later than sixty (60) days following the Closing Date, Buyer shall prepare and deliver to Seller the Working Capital Balance Sheet, together with a statement (the “Closing Date Statement”), which shall: (A) set forth (1) the Managed Services Amount as of the Closing Date (the “Closing Date Managed Services Amount”), (2) the Closing Date Working Capital, and (3) the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, each prepared from Seller’s books and records in respect of the ICS Business Segment and in accordance with Seller’s historical accounting principles, methods, practices and categories (and, in the case of the Working Capital Balance Sheet, prepared in accordance with GAAP, consistently applied); and (B) reflect no write-up of any individual Asset of the ICS Business which was included in the ICS Business Balance Sheet and is included in the Working Capital Balance Sheet to a value greater than its value on the ICS Business Balance Sheet. Buyer and Buyer’s Accountant shall make all of their work papers and other reasonably relevant documents in connection with the preparation of the Working Capital Balance Sheet and the Closing Date Statement available to Seller and Seller’s Accountant, and shall make the persons in charge of the preparation of the Working Capital Balance Sheet and Closing Date Statement available for reasonable inquiry by Seller and Seller’s Accountant.

(b) Seller shall notify Buyer in writing as soon as practicable, and in no event more than twenty (20) days, following receipt of the Working Capital Balance Sheet and the Closing Date Statement if it does not agree with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, set forth thereon, in which case Buyer and Buyer’s Accountant, on the one hand, and Seller and Seller’s Accountant, on the other, shall use their good faith efforts during the ten (10) day period following the date Buyer received such notice from Seller to resolve any differences they may have as to the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be. If Seller fails to notify Buyer in writing within such twenty (20) day period that it does not agree with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, set forth on the Closing Date Statement, then the Closing Date Managed Services Amount, the Closing Date Working Capital and the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, reflected therein, shall be deemed to have been accepted by Seller and shall become final and binding.

(c) If Seller disagrees with the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, then such written notice will identify with reasonable specificity the calculations with which Seller disagrees or Seller’s other bases for such disagreement. If Seller and Buyer cannot reach agreement during the ten (10) day period, they shall submit their disagreements within ten (10) days after the expiration of such ten (10) day period to the Independent Accountant, which shall conduct such additional review as it deems necessary to resolve the specific disagreements referred to it and, based thereon, shall determine the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be. The Independent Accountant shall act as an expert and not as an arbitrator and, in resolving the disagreements referred to it, shall review the disagreements referred to it in accordance with the principles and methodologies set forth in this Section 2.7. The review of the Independent Accountant will be restricted as to scope to address only those matters as to which Seller and Buyer have not reached agreement pursuant to the preceding sentence. The Independent Accountant’s determination of the Closing Date Managed Services Amount, the Closing Date Working Capital and/or the determination of the Final Excess Amount or the Final Deficiency Amount, as the case may be, which shall be completed as promptly as practicable but in no event later than twenty (20) days following its engagement pursuant to this Section 2.7, shall be confirmed by the Independent Accountant in writing to, and shall be final and binding on, each of Seller and Buyer for all purposes.

(d) Fees, Costs and Expenses of Independent Accountant.

(i) If the Closing Date Managed Services Amount as determined by the Independent Accountant is closer to the Closing Date Managed Services Amount advocated by (i) Seller than it is to the Closing Date Managed Services Amount advocated by Buyer, then Buyer shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7, or (ii) Buyer than it is to the Closing Date Managed Services Amount advocated by Seller, then Seller shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7; provided, however, that if the Closing Date Managed Services Amount advocated by Buyer is less than 10% higher or lower than the Closing Date Managed Services Amount advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(ii) If the Closing Date Working Capital as determined by the Independent Accountant is closer to the Closing Date Working Capital advocated by (i) Seller than it is to the Closing Date Working Capital advocated by Buyer, then Buyer shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7, or (ii) Buyer than it is to the Closing

Date Working Capital advocated by Seller, then Seller shall pay the fees, costs and expenses of the Independent Accountant for services rendered pursuant to this Section 2.7; provided, however, that if the Closing Date Working Capital advocated by Buyer is less than 10% higher or lower than the Closing Date Working Capital advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(iii) If both the Closing Date Managed Services Amount and the Closing Date Working Capital are disputed, then the differences between the amounts advocated by each of Buyer, on the one hand, and Seller, on the other hand, as compared to the Independent Accountant, shall be aggregated and the Party who has advocated a greater aggregate difference shall pay the fees and expenses of the Independent Accountant for the services rendered pursuant to this Section 2.7; provided, however, that if the aggregate amount advocated by Buyer is less than 10% higher or lower than the aggregate amount advocated by Seller, then Seller and Buyer shall each pay 50% of the fees, costs and expenses of the Independent Accountant for such services.

(e) If the Final Managed Services Amount is greater than the Managed Services Transfer Amount, then Seller shall, no later than three (3) Business Days following the date of such final determination (the “Managed Services Determination Date”), pay to Buyer (or such Affiliate(s) of Buyer as Buyer may direct) an amount equal to the difference between the Final Managed Services Amount and the Managed Services Transfer Amount.

(f) If the Final Managed Services Amount is less than the Managed Services Transfer Amount, then Buyer shall, no later than three (3) Business Days following the Managed Services Determination Date, pay to Seller (or such Affiliate(s) of Seller as Seller may direct), an amount equal to the difference between the Managed Services Transfer Amount and the Final Managed Services Amount.

(g) If (i) the Closing Date Working Capital is greater than the Final Target Working Capital and (ii) (A) there was an Estimated Deficiency Amount or (B) there was an Estimated Excess Amount the amount of which is less than the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital, then Buyer shall pay to Seller, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital minus (2) the Estimated Excess Amount, if any, plus (3) the Estimated Deficiency Amount, if any.

(h) If (i) the Closing Date Working Capital is greater than the Final Target Working Capital and (ii) there was an Estimated Excess Amount the amount of which is greater than the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital, then Seller shall pay to Buyer, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the Estimated Excess Amount minus (2) the amount by which the Closing Date Working Capital is greater than the Final Target Working Capital.

(i) If (i) the Final Target Working Capital is greater than the Closing Date Working Capital and (ii) (A) there was an Estimated Excess Amount or (B) there was an Estimated Deficiency Amount the amount of which is less than the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital, then Seller shall pay to Buyer, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital minus (2) the Estimated Deficiency Amount, if any, plus (3) the Estimated Excess Amount, if any (such amount, or the amount payable pursuant to Section 2.7(h) being referred to herein as the “Final Deficiency Amount”).

(j) If (i) the Final Target Working Capital is greater than the Closing Date Working Capital and (ii) there was an Estimated Deficiency Amount the amount of which is greater than the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital, then Buyer shall pay to

Seller, no later than three (3) Business Days after the date on which the Closing Date Working Capital becomes final and binding in accordance with the terms hereof, an amount equal to (1) the Estimated Deficiency Amount minus (2) the amount by which the Final Target Working Capital is greater than the Closing Date Working Capital (such amount, or the amount payable pursuant to Section 2.7(g) being referred to herein as the “Final Excess Amount”).

(k) Estimated Target Working Capital, Estimated Working Capital, Final Target Working Capital and Closing Date Working Capital shall each be calculated consistent with Seller’s historical accounting principles, methods, practices and categories.

2.8 Taxes.

(a) Seller and Buyer shall each pay or cause to be paid fifty percent (50%) of all transfer, documentary, sales, use, value-added, property, gross receipts, stamp, registration or other similar Taxes incurred in connection with the transfer and sale of the Purchased Assets as contemplated by the terms of this Acquisition Agreement, including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred. Buyer and Seller agree to obtain any certificate, including any resale clearance or “bulk sales” tax certificate, or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The costs of obtaining any such certificate shall be borne equally by Buyer and Seller. Except as otherwise provided herein, Seller shall prepare or cause to be prepared and shall timely file all necessary Tax Returns and other documentation with respect to any Taxes described in this Section 2.8(a), and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation.

(b) Seller shall prepare and file, or cause to be prepared and timely filed, (i) all Tax Returns of Seller, (ii) all Tax Returns of the Irish Entity for all taxable periods ending on or before the Closing Date; and (iii) all Tax Returns relating to the ICS Business Segment and the Purchased Assets for all taxable periods ending on or before the Closing Date.

(c) Buyer shall prepare and file, or cause to be prepared and timely filed, (i) all Tax Returns of Buyer, (ii) all Tax Returns of the Irish Entity for all taxable periods ending after the Closing Date (including without limitation all Tax Returns with respect to any period during 2011 that would be payable if the relevant Tax period ended on and included the Closing Date), and (iii) all Tax Returns relating to the ICS Business Segment and the Purchased Assets for all taxable periods ending after the Closing Date.

(d) Seller shall pay (i) its allocable share of the transfer Taxes provided for in Section 2.8(a) and (ii) all Taxes that are Retained Liabilities. Following the filing at any time after the date hereof of Tax Returns for the Irish Entity, Seller shall promptly pay Buyer an amount equal to all Taxes with respect to the Irish Entity that have accrued but were not paid before the Closing Date (including without limitation any Taxes attributable to the fiscal year ended December 31, 2010 or any Taxes attributable to any period during 2011 that would be payable if the relevant Tax period ended on and included the Closing Date) to the extent such Taxes were not included as a Liability on the ICS Business Closing Date Balance Sheet.

(e) Buyer will pay (i) its allocable share of the transfer Taxes provided in Section 2.8(a), (ii) all Post-Closing Period Taxes applicable to the ICS Business Segment or the Purchased Assets and (iii) all Assumed Taxes.

(f) All refunds for Taxes that are Retained Liabilities or Assumed Taxes (including all refunds of Taxes of the Irish Entity for a Pre-Closing Period) shall be for the sole benefit of the Seller, and all refunds for Post-Closing Period Taxes applicable to the ICS Business or the Purchased Assets shall be for the sole benefit of the Buyer. All refunds for transfer Taxes provided for in Section 2.8(a) shall be for the equal benefit of Buyer and Seller. To the extent Buyer or Seller obtains a refund that in whole (or in part) is for the benefit of the other Party, such Party shall within ten (10) days of receipt pay such amount to the other Party.

2.9 Allocation of Purchase Price.

(a) Exhibit E hereto provides the methodology that the Parties will use for purposes of determining the allocation of the Purchase Price, and any Assumed Liabilities properly taken into account, among the Purchased Assets for U.S. federal, state, local and, where applicable, foreign tax purposes.

(b) The allocation as finally determined pursuant to this Section 2.9 and Exhibit E shall be binding on Seller and Buyer for all Tax reporting purposes, and Seller and Buyer shall not take inconsistent positions with respect to, and shall each use commercially reasonable efforts to sustain, such allocation in any subsequent Tax audit or similar proceeding, and each of Seller and Buyer agrees to cooperate with the other in preparing IRS Form 8594 (to the extent required to reflect the allocation), and, upon the reasonable request of any other Party, to furnish any other Party with a copy of such form (or if the request occurs prior to filing, a draft copy of such form) within a reasonable period of the request.

2.10 Transfer of Purchased Assets and Assumed Liabilities.

(a) The entire beneficial interest in and to, and the risk of loss with respect to, the Purchased Assets and the Assumed Liabilities shall pass to Buyer when the legal title thereto shall be transferred to Buyer.

(b) Subject to Section 2.7 hereof, if the legal interest or legal title to or in any of the Purchased Assets to be sold, assigned, transferred or conveyed pursuant to this Acquisition Agreement, or any claim, right or benefit arising thereunder or resulting therefrom, cannot be sold, assigned, transferred or conveyed hereunder as of the Effective Time because any waiting or notice period has not expired or any consents or approvals required for such transfer have not been obtained or waived, then the legal interest in such Purchased Assets shall not be sold, assigned, transferred or conveyed at the Effective Time. Seller shall use commercially reasonable efforts to obtain such consents or approvals as may be necessary to complete such transfers as soon as practicable after the Closing.

(c) If any such consent or approval shall not be obtained, (i) Seller, to the maximum extent permitted by Law, shall cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer all benefits intended to be assigned to Buyer under the relevant Assumed Real Property Leases, Covered Leases with respect to the Covered Equipment, Assumed Contracts and Assumed Licenses, including enforcement of any and all rights of Seller against the other party thereto arising out of the breach thereof by such other party or otherwise; provided, however, that Seller shall not be required to compromise any right, asset or benefit or provide any other consideration for the benefit of any such other party thereto; (ii) Buyer shall, at its own cost and for its own benefit, perform, to the maximum extent permitted by Law, the obligations of Seller with respect to any such Assumed Real Property Lease, Covered Lease with respect to the Covered Equipment, Assumed Contract, Assumed License or other Asset to the extent it is obtaining all benefits of any such Assumed Real Property Lease, Covered Lease with respect to the Covered Equipment, Assumed Contract, Assumed Licenses or other Asset; and (iii) Buyer shall have no obligation pursuant to Section 2.3 or otherwise with respect to any Assumed Real Property Lease, Covered Leases with respect to the Covered Equipment, Assumed Contract or Assumed License with respect to which it is not obtaining all benefits intended to be assigned to Buyer thereunder, and, notwithstanding any provision to the contrary contained herein, Seller shall indemnify the Buyer Indemnified Persons against and in respect of any and all Losses incurred, directly or indirectly, as a result of the failure to obtain any consent or approval that is listed on Exhibit 6.6 under the heading “Material Contract Required Consents.”

(d) Subject to Section 2.8, Seller shall bear all costs and expenses associated with the assignment to Buyer and its Affiliates of all the Purchased Assets, including Intellectual Property, and Buyer shall bear all costs and expenses associated with the recordation by Buyer of such Intellectual Property.

(e) As of the Effective Time, Buyer agrees and undertakes to assume the Assumed Liabilities and to duly and properly perform and discharge the outstanding obligations under the Assumed Liabilities.

(f) The provisions of this Section 2.10 shall not affect the right of Buyer not to consummate the transactions contemplated by this Acquisition Agreement if the condition to its obligations hereunder contained in Section 7.4 has not been fulfilled. Nothing in this Acquisition Agreement shall be construed as an attempt to assign to Buyer any legal interest in any of the Purchased Assets or Assumed Liabilities which, as a matter of Law or by the terms of any legally binding Contract to which Seller is subject, is not assignable without the consent of any other party, unless such consent shall have been given.

2.11 Further Assurances. From and after the Closing, the Parties shall, without payment of any further consideration, do such acts and timely execute and deliver such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except (a) as specifically set forth in the Schedule of Exceptions of even date herewith prepared and signed by Seller and delivered to Buyer simultaneously with the execution hereof (the “Disclosure Schedules”), or (b) to the extent relating solely to the Excluded Assets, Retained Liabilities or any of the operations of Seller other than the ICS Business, Seller makes the following representations and warranties to Buyer, each of which is true and complete as of the date of this Acquisition Agreement (or, if made as of a specified date, as of such date). Seller hereby acknowledges that Buyer is entering into this Acquisition Agreement in reliance upon the truthfulness and completeness of the representations and warranties of Seller set forth in this ARTICLE III, each of which shall be deemed material to Buyer.

3.1 Existence and Power; Authorization.

(a) Seller has full corporate power and authority to conduct the ICS Business as and to the extent now conducted and to own, use and lease the Purchased Assets. Seller has all requisite power and authority to execute and deliver this Acquisition Agreement and the Related Agreements to which it is a party, and, upon receiving Seller Stockholder Approval in accordance with the DGCL, this Acquisition Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Seller is duly incorporated, validly existing and in good standing under the DGCL. Seller is duly qualified or licensed to transact business as a foreign entity and is in good standing in each jurisdiction that requires such qualification or license for the conduct of the ICS Business, each of which is set forth on Disclosure Schedule 3.1(b), except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) This Acquisition Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and, upon receiving Seller Stockholder Approval in accordance with the DGCL and this Acquisition Agreement, the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of Seller.

3.2 No Conflicts; Consents.

(a) Except as set forth on Disclosure Schedule 3.2(a), neither the execution and delivery by Seller of this Acquisition Agreement or any of the Related Agreements to which Seller is a party, nor the consummation by Seller of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the articles of incorporation or bylaws of Seller; (ii) materially violate any Law or Order to which Seller is a party or to which Seller, the ICS Business or any of the Purchased Assets or Assumed Liabilities may be subject (assuming receipt of the Seller Stockholder Approval and the consents listed on Disclosure Schedule 3.2(b)); or (iii) other than a breach of any anti-assignment or change-in-control prohibition contained in any such Contract that is not a Material Contract, constitute a material violation or material breach of, be in conflict with in a material manner, constitute or create (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) of any obligation under any Assumed Contract or have any material adverse consequence with respect to Buyer’s rights under or with respect to such Assumed Contract after the Closing Date.

(b) Other than the Seller Stockholder Approval, except as set forth on Disclosure Schedule 3.2(b), no material permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority are required in connection with the execution, delivery or performance of this Acquisition Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

3.3 Title and Condition of Assets; Sufficiency.

(a) Seller has, and, subject to Section 2.10, Buyer shall receive at Closing, good and marketable title to, or valid leasehold or similar interests in, all of the Purchased Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets have been maintained in the Ordinary Course, and are in good operating condition and repair (subject to normal wear and tear). Except as set forth on Disclosure Schedule 3.3(a), and except for Excluded Assets, the Purchased Assets include all assets reflected on the ICS Business Balance Sheet, other than those disposed of in compliance with Section 3.9 or in accordance with Section 6.1.

(b) Except for the Excluded Assets or as set forth on Disclosure Schedule 3.3(b), as of the Effective Time, the Purchased Assets constitute all the assets, tangible and intangible, primarily used or necessary to conduct the ICS Business as presently conducted, and include all of the operating assets, Intellectual Property rights and contracts primarily used or necessary to conduct the ICS Business. For the avoidance of doubt, notwithstanding any disclosures made pursuant to the representations and warranties of this ARTICLE III, Seller agrees that all Encumbrances other than Permitted Encumbrances shall be discharged or released in full at or prior to Closing.

3.4 Equipment.

(a) Set forth on Part 1 of Disclosure Schedule 3.4(a) is a true and correct list of all Equipment material or otherwise necessary to the operation of the ICS Business. Other than the Covered Leases with respect to the Covered Equipment, there are no leases with respect to the Equipment pursuant to which Seller is a lessee as of the date hereof. Part 2 of Disclosure Schedule 3.4(a) sets forth a list of facilities from which the ICS Business operates and the categories of Equipment within each facility that will be included in the Purchased Assets or excluded from the Purchased Assets, as appropriate.

(b) Except as set forth on Disclosure Schedule 3.4(b) Seller has, and Buyer shall receive at Closing (in relation to the ICS Business), good and marketable title to the Equipment.

3.5 Accounts Receivable. The Accounts Receivable (a) arose from bona fide sales actually made or Services actually performed or products actually sold or resold by Seller in the Ordinary Course and are payable in the Ordinary Course on terms consistent with Seller’s past practices, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms (except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity), (c) to Seller’s Knowledge, are not subject to any valid set-off or counterclaim by the debtor, (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (e) except as set forth on Disclosure Schedule 3.5, to Seller’s Knowledge, are collectible in the Ordinary Course in the aggregate recorded amounts thereof, net of any applicable reserve reflected on the Closing Date Statement, (f) are not owed by any Affiliate of Seller, and (g) are not the subject of any Legal Proceedings brought by or on behalf of Seller. Seller has not received any notice from any account debtor regarding any dispute over any of the Accounts Receivable. None of the Accounts Receivable constitutes duplicate billings of other Accounts Receivable. There are no security arrangements or collateral securing the repayment or other satisfaction of the Accounts Receivable.

3.6 Financial Statements. Attached as Part 1 of Disclosure Schedule 3.6 are the Financial Statements and the ICS Business Segment Financial Statements. Except as described in Part 2 of Disclosure Schedule 3.6, (a) the Financial Statements of Seller (i) present fairly, in all material respects, the financial position and results of operations of Seller at the dates and for the periods indicated, and (ii) were prepared, in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and are accurate and complete in all material respects; and (b) the ICS Business Segment Financial Statements (i) present fairly, in all material respects, the financial position and results of operations of the ICS Business Segment at the dates and for the periods indicated, and (ii) were prepared, in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and the ICS Business Segment and are accurate and complete in all material respects.

3.7 Seller SEC Reports. Since January 1, 2009, Seller has filed or furnished on a timely basis all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Law (all such forms, reports and documents, together with all exhibits and schedules thereto, filed or furnished since such time, including after the date hereof, the “Seller SEC Reports”), except for the failure to file or furnish such Seller SEC Reports that would not reasonably be expected to have a Material Adverse Effect. Each Seller SEC Report complied as of its filing or furnishing date, or as of its last date of amendment, in all material respects as to form with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, each as in effect on the date such Seller SEC Report was filed or furnished. True and correct copies of all Seller SEC Reports filed or furnished prior to the date hereof have been furnished to Buyer or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing or furnishing date (or, if amended or superseded by a filing prior to the date of this Acquisition Agreement, on the date of such amended or superseded filing or furnishing), each Seller SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary to be stated in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Seller’s subsidiaries are required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of Seller SEC Reports. Except as set forth on Disclosure Schedule 3.7, since January 1, 2009 there have been no significant deficiencies or material weaknesses in the design or operation of Seller’s internal control over financial reporting in respect of the ICS Business.

3.8 Taxes. Except as set forth on Disclosure Schedule 3.8:

(a) Each of the Irish Entity and Seller, with respect to the ICS Business, Transferred Employees and Purchased Assets, has filed all Tax Returns required to be filed by it in a timely manner (taking into account all extensions of due dates), and all such Tax Returns are accurate, complete and correct as to Taxes payable with respect to the Irish Entity, the ICS Business, Transferred Employees or Purchased Assets. All Taxes due and owing by the Irish Entity or Seller, with respect to the Irish Entity, the ICS Business, Transferred Employees and Purchased Assets, have been duly and timely paid other than Taxes which are not yet due or which, if due, are not delinquent or are being contested in good faith by appropriate proceedings or have not been finally determined, and for which, in each case, adequate reserves have been established on the ICS Business Balance Sheet. Disclosure Schedule 3.8(a) sets forth a list of (i) any extension of time within which to file such Tax Return (other than Tax Returns relating to Taxes that are Retained Liabilities) and (ii) all Taxes (other than Taxes that are Retained Liabilities) currently being contested in good faith by appropriate proceedings.

(b) In the past four (4) years, with respect to the Irish Entity, the ICS Business or the Purchased Assets, no written claim has ever been made by a Governmental Authority in a jurisdiction where neither Seller nor the Irish Entity has filed a Tax Return that Seller or the Irish Entity is or may be subject to taxation by that jurisdiction.

(c) There are no Tax examinations or audits of, nor any Tax-related Legal Proceeding against, Seller or the Irish Entity that have been asserted or threatened by any Governmental Authority or that are pending or being conducted currently relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees.

(d) In the past four (4) years, neither Seller nor the Irish Entity has received, with respect to the Irish Entity, the ICS Business or the Purchased Assets, from any Governmental Authority any (i) written notice indicating an intent to open an audit with respect to any material Tax matter, (ii) written request for information related to material Tax matters, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Government Authority against it.

(e) Except for the Permitted Encumbrances, there are no Encumbrances for Taxes upon the Irish Entity, the ICS Business or any of the Purchased Assets.

(f) In the past four (4) years, neither Seller nor the Irish Entity has received any written ruling of a taxing authority with respect to Taxes relating to the Irish Entity, the ICS Business or the Purchased Assets, or any other written and legally binding Contract with a Governmental Authority with respect to Taxes relating to the Irish Entity, the ICS Business or the Purchased Assets.

(g) Each of Seller and the Irish Entity has complied (and until the Closing Date will comply) with all applicable Laws, rules, and regulations in connection with the payment and withholding of Taxes relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees and has, within the time and in the manner prescribed by Law, withheld from amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party and paid over to the proper Governmental Authorities all required amounts.

(h) Neither Seller nor the Irish Entity has executed any outstanding waivers, extensions of time or comparable consents regarding the application of the statute of limitations for any Taxes or Tax Returns (and no extensions have been executed on its behalf) relating to the Irish Entity, the ICS Business, the Purchased Assets or the Transferred Employees.

(i) Buyer is not assuming under this Acquisition Agreement any obligations to make any payments in connection with or related to the transactions contemplated by this Acquisition Agreement that are nondeductible under Section 280G of the Code.

The representations and warranties in this Section 3.8 and Section 3.22 represent the sole and exclusive representations regarding Taxes, including compliance with Tax laws, the payment of Taxes, and accruals for Taxes on any financial statement or books and records.

3.9 Events Subsequent to ICS Business Balance Sheet. Since September 25, 2010, except as reflected in the ICS Business Segment Financial Statements and set forth on Disclosure Schedule 3.9, in connection with the ICS Business Segment:

(a) no third party has accelerated, terminated, made modifications to, or canceled any Material Contract to which Seller is a party;

(b) Seller has not experienced any damage, destruction or loss (whether or not covered by insurance) to any Purchased Assets that is, individually or in the aggregate, material to the operations of Seller in respect of the ICS Business Segment;

(c) there has not been any material strike, work stoppage or slowdown;

(d) there has not been, other than in the Ordinary Course, any sale, lease, transfer or other disposition by Seller of, or mortgages or pledges of or the imposition of any Encumbrance other than Permitted Encumbrances on, the Purchased Assets;

(e) Seller has not taken any action that if taken after the date hereof would constitute a violation of Section 6.1;

(f) Seller has not committed to do any of the foregoing except as contemplated by this Acquisition Agreement or as agreed to in writing by Buyer;

(g) Seller has remained at all times a Cisco Gold Certified Partner and does not know of any reason why such Cisco Gold Certified Partner designation may be lost; and

(h) there has not been a Material Adverse Effect.

3.10 Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in the ICS Business Balance Sheet, or (ii) as disclosed in Disclosure Schedule 3.10, there are no material Liabilities against, relating to or affecting the ICS Business (including with respect to the Irish Entity), other than Liabilities incurred in the Ordinary Course after the date of the ICS Business Balance Sheet.

3.11 Litigation. Except as set forth on Disclosure Schedule 3.11, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened against Seller or any of the Purchased Assets involving the payment of an amount in excess of $25,000 or seeking injunctive relief. Seller (with respect to the ICS Business Segment) is not, and the Purchased Assets are not, subject to any Order.

3.12 Real Property. Disclosure Schedule 3.12 sets forth the addresses of the Leased Real Property and a true and complete list (including the date and name of the parties thereto) of all Assumed Real Property Leases. Seller has delivered or made available to Buyer a true and complete copy of each Assumed Real Property Lease and of any subordination and/or non-disturbance Contracts presently in effect and related thereto. Seller (in relation to the ICS Business) has a valid leasehold interest in the Assumed Real Property Leases, free and clear of all Encumbrances, except Permitted Encumbrances to the extent such Permitted Encumbrances do not materially interfere with the current use of the Assumed Real Property Leases. With respect to the Assumed Real Property Leases, except as set forth on Disclosure Schedule 3.12, neither Seller nor, to Seller’s Knowledge, any other party to any Assumed Real Property Lease, is in default in any material respect under any such lease and, to Seller’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such default, or permit the termination of, or acceleration of rent under, such lease.

3.13 Material Contracts.

(a) Except for the Assumed Real Property Leases listed on Disclosure Schedule 2.1(c), the Covered Leases, and any Contract included in the Excluded Assets, Disclosure Schedule 3.13(a) sets forth a complete and correct list of each of the following Contracts (true and complete copies of all such Contracts or if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been delivered or made available to Buyer prior to the execution of this Acquisition Agreement) to which Seller (in respect of the ICS Business) or the Irish Entity is a party as of the date hereof (collectively with the Assumed Real Property Leases and the Covered Leases, the “Material Contracts”):

(i) each open purchase order issued by Seller in relation to the ICS Business for which there is not a contemporaneously executed statement of work or other Contract for an amount in excess of $50,000;

(ii) all Contracts involving the performance of Services or the delivery of goods by Seller (in respect of the ICS Business): (A) that, in the aggregate, accounted for at least 75% of all revenue of Seller (in respect of the ICS Business) during fiscal year 2010 (listed in decreasing order of revenue, beginning with the Contract that accounted for most of Seller’s revenue (in respect of the ICS Business) during fiscal year 2010); or (B) executed by Seller since January 1, 2011;

(iii) any Contract (other than Contracts referenced in Section 3.13(a)(iv) below) involving performance of Services or delivery of goods to Seller at any time during fiscal year 2010 or fiscal year 2011 in relation to the ICS Business in respect of which payments in excess of $50,000 were or are reasonably anticipated to be paid;

(iv) any Contract involving the subcontracting by Seller of the performance of Services or delivery of goods at any time during fiscal year 2010 or fiscal year 2011 or at any time after the date hereof in relation to the ICS Business in respect of which payments in excess of $75,000 were or are reasonably anticipated to be paid;

(v) any Contract relating to the ICS Business that was not entered into in the Ordinary Course and that involves expenditures or receipts of Seller at any time during the past twelve (12) months or at any time after the date hereof in excess of $50,000;

(vi) each Contract pursuant to which Seller (in respect of the ICS Business) is bound, and Buyer after the Closing Date will be bound, by non-competition, non-solicitation or confidentiality obligations, other than Contracts entered into by Seller in the Ordinary Course or compliance with which would not be reasonably expected to have a material impact on the operation of the ICS Business as currently conducted or after the Closing;

(vii) each Contract containing non-competition or non-solicitation obligations for the benefit of Seller (in respect of the ICS Business), other than any Contract entered into by Seller in the Ordinary Course or under which the consequences of a breach by any party thereto of the non-competition or non-solicitation obligations contained therein for the benefit of Seller could not reasonably be expected to have, individually or in the aggregate, a material impact on Buyer or any of its assets, including the Purchased Assets, after the Closing;

(viii) any Contract, other than Contracts entered into by Seller in the Ordinary Course, pursuant to which Seller (in respect of the ICS Business): (A) uses any Intellectual Property of any other Person (other than Off-the-Shelf Software), (B) incorporates any Intellectual Property of any other Person in any of its products or Services, (C) granted or agreed to grant any other Person the right to use any Intellectual Property, (D) developed or had developed any Intellectual Property, or (E) assigned or agreed to assign ownership of any Intellectual Property;

(ix) any distributor Contract, reseller Contract, manufacturer’s representative Contract, or any consultant, sales representative, franchise, development broker or sales agent Contract (other than any Contracts with Seller’s employees), in each case relating to the ICS Business pursuant to which Services have been performed at any time during the past twelve (12) months or will be performed at any time after the date hereof and requiring payment by either party of more than $75,000 annually;

(x) any bailment, consignment or other similar arrangement, including as may relate to Equipment or other assets of any customer, supplier or third party and relating to the ICS Business;

(xi) any Contract for the purchase of goods or Services:

(A) involving payment by Seller (in respect of the ICS Business) of amounts over the remaining life of such Contract reasonably anticipated by Seller to exceed $75,000 in the aggregate, or

(B) pursuant to which Seller (in respect of the ICS Business) has agreed to purchase all of its requirements for the goods and/or Services in question or which contain minimum volume or dollar guarantees or commitments or which otherwise limit the purchasing or selling relationship of Seller (in respect of the ICS Business) or any customer licensee or lessee thereof;

(xii) any Contract requiring capital expenditures by Seller (in respect of the ICS Business) in excess of $50,000;

(xiii) any stand-alone (A) Contract or agreement of guarantee, surety, support, indemnification (excluding items covered by Section 3.15), assumption or endorsement of, or any similar commitment by Seller (in respect of the ICS Business) to become liable for the obligations or other Liabilities of any other Person, (B) offset, countertrade or barter agreement of Seller (in respect of the ICS Business), or (C) letter of credit, bond or other similar indemnity agreement as to which Seller (in respect of the ICS

Business) is the beneficiary, but excluding endorsements of instruments for collection of accounts receivable in the Ordinary Course;

(xiv) each power of attorney currently outstanding that may affect the ICS Business or Buyer after the Closing;

(xv) any Contract with any union or other employee representative of a group of employees relating to wages, hours and other conditions of employment and relating to the ICS Business;

(xvi) any teaming agreement that is outside the Ordinary Course or any partnership or joint venture agreement affecting the ICS Business;

(xvii) any Contract between Seller in connection with the ICS Business, on the one hand, and any subsidiary, shareholder, director, or officer or Affiliate, or family member of such Affiliate, of Seller in connection with the ICS Business on the other hand;

(xviii) any Contract or option relating to the acquisition or sale by Seller (in respect of the ICS Business) of any asset or group of assets material to the ICS Business, or any other ownership interest in the ICS Business;

(xix) any stand-alone indemnification or other similar agreement pursuant to which Seller (in respect of the ICS Business) is or could become obligated to indemnify or hold harmless any other Person;

(xx) any Contract outside of the Ordinary Course to which Seller is a party or by which Seller or its Assets are bound relating to the ICS Business containing (A) a most-favored-nation, best pricing or other similar term or provision by which another party to such Contract is or could become entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person or (B) a requirement to deal exclusively with or grant exclusive rights or rights of first refusal to any customer, vendor, supplier, distributor, contractor or other party;

(xxi) any Contract relating to the ICS Business entered into other than in the Ordinary Course that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xxii) any Contract with any Governmental Authority or any Government Contracts entered into during fiscal year 2010 or during fiscal year 2011;

(xxiii) any employee benefit plan, program, policy, practice, Contract or other arrangement providing benefits to any current or former employee, officer, director, consultant, contingent worker, leased employee, or independent contractor of the Irish Entity, or any beneficiary or dependent thereof, that is sponsored, maintained, contributed to or required to be contributed to by the Irish Entity (including without limitation any bonus, incentive, deferred compensation, vacation, retirement fund, stock purchase, stock option, equity, phantom stock, severance, employment, change of control or fringe benefit plan); or

(xxiv) any amendment, supplement or modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth on Disclosure Schedule 3.13(b): (i) assuming due authorization, execution and delivery by the other parties thereto, each Material Contract is a legal, valid and binding obligation of Seller and, to Seller’s Knowledge, is in full force and effect; (ii) the terms of all Material Contracts have been complied with in all material respects by Seller and, to Seller’s Knowledge, by the other parties to such Material Contracts; and (iii) Seller and, to Seller’s Knowledge, each other party to each Material Contract have performed all material obligations required to be performed by them respectively thereunder and Seller is not, and, to Seller’s Knowledge, no other party thereto is, in breach or default, or is alleged to be in breach or default, in any respect thereunder.

3.14 Licenses and Permits. Seller has all material local, state, federal and foreign licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) for Seller to operate and conduct the ICS Business as now conducted or to occupy any premises in which the ICS Business is operated or conducted. Disclosure Schedule 3.14 contains a true and complete list of all material Licenses and Permits used or held for use by Seller in respect of the ICS Business (and all pending applications for any such Licenses and Permits). There is no material default on the part of Seller (or with the giving of notice or lapse of time or both, would be in material default), under any of the material Licenses and Permits. To Seller’s Knowledge, there exist no grounds for revocation, suspension or limitation of any of the Licenses or Permits. No written notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

3.15 Services. Part 1 of Disclosure Schedule 3.15 contains Seller’s standard terms and conditions of sale, other than warranties supplied by applicable Law or warranties that may arise as a result of the customers’ standard terms and conditions being determined to be applicable notwithstanding Seller’s standard terms and conditions. Except as set forth on Part 2 of Disclosure Schedule 3.15, (i) there is currently no pending, and since January 1, 2009 there has been no pending or, to Seller’s Knowledge, threatened, Legal Proceeding and, to Seller’s Knowledge, Seller (in respect of the ICS Business) has no material Liability with respect to any product sold, resold or offered by, directly or indirectly, or any service performed or offered by Seller, in each case in respect of the ICS Business (all such services, collectively, “Services”); and (ii) all of the Services performed by Seller in respect of the ICS Business are, and since January 1, 2009 and up to and including the Closing Date will be, in conformance with any express warranties provided in connection with the sale of such Services.

3.16 Compliance with Laws. Except as set forth in Disclosure Schedule 3.16:

(a) Seller (in respect of the ICS Business) is currently, and since January 1, 2009 has been, in material compliance with all applicable Laws to which it (with respect to the ICS Business), the ICS Business, the Purchased Assets or the Assumed Liabilities is or may be subject in connection with the ICS Business; provided, however, that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance is addressed by compliance representations contained elsewhere in this Article III.

(b) neither Seller nor any of its Representatives has in connection with the ICS Business (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or other similar applicable Law, or (iii) made or accepted any other unlawful payment, contribution, expenditure or gift; and

(c) Seller is (in connection with the ICS Business) in material compliance with all United States and other foreign or local applicable Laws relating to import and export controls and (i) has not, since January 1, 2009, violated any such Laws or made a voluntary disclosure with respect to violations of such applicable Laws; (ii) presently is not the subject of, and since January 1, 2009, has not been the subject of any Legal Proceeding for alleged or actual underpayment of duties, fees or other amounts, suspension of export privileges, government sanction or other enforcement action; (iii) has not made or provided any material false statement or omission to any Governmental Authority or to any customer in connection with importation or exportation of merchandise, including valuation, classification, duty treatment, eligibility for favorable duty rates or other special treatment, country-of-origin declaration or marking, export licensing, or any other matter arising out of applicable Laws pertaining to import and export controls, and (iv) has not, in respect of the ICS Business, since January 1, 2009, imported or exported any merchandise.

3.17 Environmental Matters. Seller (relating to Assumed Real Estate Leases) is currently and has at all times been in material compliance with all applicable Environmental Laws and Environmental Permits. Disclosure Schedule 3.17 lists all Environmental Permits required by Seller for the operation of the ICS Business and the occupancy of its facilities. Except as set forth in Disclosure Schedule 3.17 (i) there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened, against Seller (relating to Assumed Real Estate Leases) or with respect to the Purchased Assets relating to or arising from any Environmental Laws or Environmental Permits; (ii) there is no Environmental Condition that could reasonably be expected to give rise to an investigatory, corrective or remedial obligation under any Environmental Law; (iii) Seller (relating to Assumed Real Estate Leases) has not received any written notice from any Governmental Authority or other Person asserting that any condition exists at any of Seller’s facility locations, or any third party location where Seller has transported or disposed, or arranged for the transportation or disposal, of Equipment or Hazardous Materials, which constitutes or has resulted in a material violation of or Liability under any Environmental Law or that any claim is being asserted against Seller (relating to Assumed Real Estate Leases) by reason of any such material violation or Liability; (iv) no Encumbrance has been recorded under any Environmental Law against Seller’s facility locations (relating to Assumed Real Estate Leases); (v) none of Seller’s (relating to Assumed Real Estate Leases) facility locations is listed on the National Priorities List or on the Comprehensive Environmental Response, Compensation and Liability Information System database, both promulgated under CERCLA, or on any state, local or foreign list of sites requiring removal, remedial response or corrective action pursuant to any Environmental Law; (vi) Seller has provided to Buyer copies of all environmental assessment or investigation reports, studies or analyses relating to Seller (relating to Assumed Real Estate Leases) that have been prepared within the last five (5) years and are in Seller’s possession or control, or (vii) Seller has no Liability, and has received no notice of any claims or Liabilities, regarding any Environmental Condition or any Liability arising under any Environmental Law relating to the disposal, recycling or re-sale of Equipment or computer parts or components.

3.18 Intellectual Property. Part 1 of Disclosure Schedule 3.18 sets forth a complete and accurate list of all registered or applied for Intellectual Property included in the Purchased Assets, other than ICS Software. Except as set forth on Part 2 of Disclosure Schedule 3.18: (i) Seller (in respect of the ICS Business) has all right, title and interest in and to the items set forth on Disclosure Schedule 3.18, (ii) Seller (in respect of the ICS Business) has valid rights to use the Know-How, and (iii) Seller has valid rights to use all of the items set forth on Disclosure Schedule 2.1(h), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances. All of the items set forth on Disclosure Schedule 3.18 have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and have not lapsed, expired or been abandoned, and none of such Intellectual Property the value of which is contingent upon maintenance of the confidentiality or trade secret status thereof has been disclosed by Seller to any third party other than employees, representatives and agents with an obligation to maintain such confidentiality or trade secret status or third parties subject to non-disclosure agreements with appropriate protections for confidential information which constitutes a trade secret. Except as set forth on Part 3 of Disclosure Schedule 3.18, since September 30, 2007, Seller (in respect of the ICS Business) has not received any written notice asserting that Seller is infringing the Intellectual Property of any other Person in the conduct of the ICS Business, and the operation of the ICS Business as presently conducted does not infringe the Intellectual Property of any other Person. Except as set forth on Part 4 of Disclosure Schedule 3.18, no claims are currently pending or, to Seller’s Knowledge, threatened, by any Person with respect to the Intellectual Property used in the conduct of the ICS Business. Except as set forth on Part 5 of Disclosure Schedule 3.18, to Seller’s Knowledge, no Intellectual Property included in the Purchased Assets is being infringed or misappropriated by a third party. Except as set forth on Part 6 of Disclosure Schedule 3.18, the rights granted under Section 6.10 of this Acquisition Agreement, together with the Intellectual Property set forth on Disclosure Schedule 3.18 and the ICS Software constitute all Intellectual Property that are material to the ICS Business as presently conducted in the Ordinary Course.

3.19 Software.

(a) Part 1 of Disclosure Schedule 3.19(a) sets forth a correct and complete list of all computer software owned by Seller that are used in or related to the ICS Business (“ICS Software”) and all computer software used by Seller (in respect of the ICS Business) pursuant to an IP License, other than Off-the-Shelf Software and open source software (“Third Party Software”), indicating in each case whether such software is ICS Software or Third Party Software. Seller (in respect of the ICS Business) is the owner of all right, title and interest in and to the ICS Software set forth on Part 2 of Disclosure Schedule 3.19(a), free and clear of all Encumbrances, as of the Closing Date. To Seller’s Knowledge, all works of authorship and all other materials subject to copyright protection that are included in ICS Software, including all Software related thereto, are original and were either created by employees of Seller within the scope of their employment or are otherwise works made for hire, and all right, title and interest in and to such works of authorship have been legally and fully assigned and transferred to Seller. With respect to ICS Software, Seller is in possession of source code sufficient to compile the related object code. With respect to Third Party Software and Off-the-Shelf Software, Seller has not received notice beyond the pricing provisions of any Contracts for such software that could reasonably be interpreted to suggest or indicate that Seller will not be able to (i) maintain such software, or (ii) obtain maintenance services therefor (including the right to receive updates and new releases) at prices that are not substantially in excess of prices for which Seller is currently receiving such services.

(b) Disclosure Schedule 3.19(b) sets forth a correct and complete list of all IP Licenses of Seller (in respect of the ICS Business) for Third Party Software, excluding IP Licenses relating to “open source” software and “freeware”. The Off-the-Shelf Software listed on Disclosure Schedule 3.19(b) includes the aggregate number of users authorized pursuant to each license held by Seller for each such Off-the-Shelf Software product (or information regarding such other metric by which use of any given Off-the-Shelf Software product may be authorized under the license for such product), and the aggregate number of copies of each such Off-the-Shelf Software product installed on any of the Purchased Assets. Except pursuant to the IP Licenses set forth on Disclosure Schedule 3.19(b), Seller is not (in respect of the ICS Business) a party to or bound by any Contract requiring the payment by Seller of any royalty or license payment for any Intellectual Property.

(c) Disclosure Schedule 3.19(c) sets forth: (i) all “open source” software included in the Purchased Assets, and (ii) all “open source” software licensed as such to Seller and included in any Third Party Software, and to Seller’s Knowledge, all “open source” software embedded in any Third Party Software by a third party without disclosure to Seller or without corresponding open source license terms for such embedded open source software, that is used in development, production or performance of the Services. None of the ICS Software is subject to any “open source” software type license obligations that could reasonably require Seller to make generally available, or make any public disclosure of, any source code of such software. For purposes of this Section 3.19(c), the term “open source” software includes all software licensed to Seller or by Seller to third parties, under licenses substantially similar to those approved by the Open Source Initiative, including the GNU General Public License, the GNU Lesser Public License, the Artistic License, the Berkeley Software Distribution (BSD) License and the Apache License.

3.20 Insurance. Disclosure Schedule 3.20 sets forth a summary of all policies of insurance relating exclusively or in part to the ICS Business and also includes a list of any pending insurance claims relating to Seller with respect to the ICS Business that involve amounts in excess of $50,000.

3.21 Labor Matters.

(a) Except as set forth on Disclosure Schedule 3.21(a), there is no material controversy existing, pending or, to Seller’s Knowledge, threatened with any association or union or collective bargaining representative of the Employees, nor was there any occurrence of the same in the last two (2) years.

(b) Except as set forth on Disclosure Schedule 3.21(b), there is no charge or complaint relating to an unfair labor practice pending against Seller (in respect of the ICS Business) nor is there any labor strike, work stoppage, grievance or other labor dispute pending or, to Seller’s Knowledge, threatened, against Seller (in respect of the ICS Business), nor was there any such occurrence in the last two (2) years.

(c) Except as set forth on Disclosure Schedule 3.21(c), there are no collective bargaining, works council and similar agreements between Seller (in respect of the ICS Business) or any employers’ or trade association of which Seller (in respect of the ICS Business) is a member and any trade union, staff association or other body representing employees of Seller (in respect of the ICS Business).

(d) Disclosure Schedule 3.21(d) contains a complete and accurate listing of (i) all employees employed by Seller in respect of or assigned to the ICS Business (“ICS Employees”) and (ii) those certain other employees allocated to, and primarily associated with, the ICS Business (not including the employees covered under clause (i) of this Section 3.21(d)) (“ICS-Allocated Employees”), in each case as of the end of the Business Day prior to the date hereof including those employees who are on any kind of leave of absence, family illness or layoff status.

(e) Except as set forth on Disclosure Schedule 3.21(e), there are no pending workers’ compensation claims involving Seller (in respect of the ICS Business).

(f) Except as set forth on Disclosure Schedule 3.21(f), there is no charge or complaint pending or, to Seller’s Knowledge, threatened, before any Governmental Authority alleging unlawful discrimination or harassment, violation of any wage and hour laws or any other violation of any Laws for the protection of employees by Seller (in respect of the ICS Business), nor was there any occurrence of the same in the last two (2) years.

3.22 Employee Benefit Matters.

(a) Except as set forth in Part 1 of Disclosure Schedule 3.22(a), each ICS Benefit Plan has been maintained and administered in material compliance with its terms and applicable Laws. Except as set forth in Part 2 of Disclosure Schedule 3.22(a), Seller and its Affiliates have made full payment of, or have accrued pending full payment of, all amounts which are required under the terms of each ICS Benefit Plan and in accordance with applicable Laws to be paid by Seller and its Affiliates as a contribution to each ICS Benefit Plan.

(b) Disclosure Schedule 3.22(b) identifies each of the ICS Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code or is intended to qualify for favorable tax treatment under the Laws of any jurisdiction (the “Qualified Plans”). With respect to the Qualified Plans, each has received a favorable determination letter from the IRS (or may rely on an opinion letter with respect to such plan’s qualification from the IRS) or qualification letters from the tax authority of the relevant jurisdiction (to the extent such qualification letters are issuable in such jurisdiction) and such letters remain in effect and have not been revoked. No issue concerning qualification under Section 401(a) of the Code of any Qualified Plan is pending before the IRS (except for routine requests for determination and qualification), or, to Seller’s Knowledge, is threatened by the IRS and no condition exists and no event has occurred that would reasonably be expected to result in the loss or the revocation of such status.

(c) Neither Seller nor any ERISA Affiliate sponsors, maintains, contributes to or has any obligation to contribute to, or any Liability with respect to, or within the six (6) years preceding the date hereof has sponsored, maintained, contributed to or had an obligation to contribute to, or any Liability with respect to, any plan that is subject to Title IV of ERISA (including any “multiemployer plan” within the meaning of Section 3(37) of ERISA).

(d) No Benefit Plan provides benefits under an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), to or on behalf of any Transferred Employee following retirement or other termination of employment other than: (i) continuation coverage in compliance with Section 4980B of the Code, (ii) disability benefits under any Benefit Plan which have been fully provided for by insurance or otherwise, or (iii) benefits in the nature of severance pay.

(e) Neither Seller nor any of its Affiliates has engaged in any material “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406 with respect to the ICS Benefit Plans, for which a statutory or administrative exemption does not exist, and all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the ICS Benefit Plans, have complied in all material respects with the requirements of Section 404 of ERISA.

(f) Except as set forth in Disclosure Schedule 3.22(f), other than routine claims for benefits, there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened, against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans.

(g) Except as set forth in Disclosure Schedule 3.22(g), the consummation of the transactions contemplated by this Acquisition Agreement will not, either alone or in conjunction with another event, (i) entitle any Transferred Employee to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such Transferred Employee, or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any ICS Benefit Plan or impose any restrictions or limitations on Seller’s rights to administer, amend or terminate any ICS Benefit Plan. Except as set forth in Disclosure Schedule 3.22(g), no Transferred Employee is entitled to receive any additional payment (including any Tax gross up or other payment) from Seller that is being assumed by Buyer pursuant to this Acquisition Agreement as a result of the imposition of the excise Tax required by Section 4999(a) of the Code.

(h) Buyer will have no Liability under any Benefit Plan (including severance policy, practice, agreement, plan, or worker’s compensation program) of Seller as a result of or in connection with the transactions contemplated by this Acquisition Agreement or as a result of the termination by Seller of any persons employed by Seller on or prior to the Closing Date.

3.23 Customers and Suppliers.

(a) Part 1 of Disclosure Schedule 3.23(a) sets forth a list of the fifteen (15) most significant customers of Seller (in respect of the ICS Business) by revenue for each of the last two (2) fiscal years and the three (3)-month period ending January 1, 2011, and the amount of revenue and percentage of total revenue accounted for by each such customer during such periods. Except as set forth on Part 2 of Disclosure Schedule 3.23(a), Seller (in respect of the ICS Business) has no pending disputes with any such customer, and to Seller’s Knowledge, no dispute is threatened by or against any such customer. As of the date of this Acquisition Agreement, Seller has not received any notice that any such customer (and, to Seller’s Knowledge, no such customer) has ceased or intends to cease or materially reduce the purchase of products or Services from Seller (in respect of the ICS Business) after the Closing. Since January 1, 2010, no such customer has modified the material terms of (i) any existing Contract or (ii) to Seller’s Knowledge, its business relationship with Seller, and, to Seller’s Knowledge, no customer listed on Disclosure Schedule 3.23(a) intends to modify the material terms of any existing Contract or business relationship with Seller (in respect of the ICS Business).

(b) Part 1 of Disclosure Schedule 3.23(b) sets forth a list of the names of and dollar volumes attributable to the five (5) most significant suppliers of Seller (in respect of the ICS Business) by revenue for the last fiscal year. Except as set forth on Part 2 of Disclosure Schedule 3.23(b), Seller (in respect of the ICS Business) has no pending disputes with any such supplier and, to Seller’s Knowledge, no dispute is threatened, and Seller (in respect of the ICS Business) has not received any notice that any such supplier intends to change the existing business relationship or the terms and conditions under which it currently sells such products, services or other property to Seller (in respect of the ICS Business).

3.24 Affiliate Transactions. Except as set forth on Part 1 of Disclosure Schedule 3.24, no Affiliate of Seller (and no business of Seller not included in the ICS Business) provides any services, to or for the benefit of the ICS Business Segment. Except as set forth on Part 2 of Disclosure Schedule 3.24, and other than in his or her capacity as an Employee of Seller, no officer, director or Affiliate of Seller is a party to any Contract or transaction with Seller (in respect of the ICS Business) or is entitled to any payment or transfer of any assets from Seller (in respect of the ICS Business) or has any interest in any property used by Seller (in respect of the ICS Business) or has an interest in any customer or supplier of Seller (in respect of the ICS Business) or provider of any services to Seller (in respect of the ICS Business).

3.25 Brokers, Finders. Except as set forth on Disclosure Schedule 3.25, no finder, broker, agent, or other intermediary acting on behalf of Seller is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

3.26 Seller Board. The Seller Board, at a meeting duly called and held prior to the date hereof, and not subsequently rescinded or modified in any way, has duly (i) declared the advisability of and approved this Acquisition Agreement and the Related Agreements and determined that this Acquisition Agreement, the Related Agreements and the transactions contemplated hereby and thereby are fair to and in the best interests of Seller, its subsidiaries and its stockholders as a whole and (ii) resolved to recommend that the stockholders of Seller vote in favor of a resolution approving the transactions contemplated herein at the Seller Stockholder Meeting (the “Seller Board Recommendation”). Seller has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to the transactions contemplated by this Acquisition Agreement. No other state takeover statute is applicable to the transactions contemplated by this Acquisition Agreement.

3.27 Requisite Stockholder Approval. The Seller Stockholder Approval is the only vote of the holders of any class or series of capital stock of Seller that is necessary under applicable Law, Seller’s certificate of incorporation and by-laws to approve this Acquisition Agreement.

3.28 Solvency. Immediately following the Closing, after giving effect to the transactions contemplated hereby, Seller will be Solvent. As used herein, “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Liabilities, including contingent Liabilities, of such Person, (b) the present fair salable value of the Assets of such Person is not less than the amount that will be required to pay the probable Liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or Liabilities beyond such Person’s ability to pay such debts and Liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably low amount capital. The amount of contingent Liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured Liability.

3.29 Fairness Opinion. Prior to the date hereof, Seller has received an opinion from NeXtAdvisors, LLC that, as of the date thereof, the consideration to be received by Seller in connection with the transactions contemplated by this Acquisition Agreement is fair, from a financial point of view, to Seller.

3.30 Proxy Statement. The Proxy Statement and other materials prepared by Seller and distributed to the holders of Seller Common Stock and the holders of Seller Series B Stock in connection with the purchase and sale of the ICS Business contemplated herein, including any amendments or supplements thereto, will comply in all respects with applicable federal securities Laws, and the Proxy Statement will not, at the time that it or any amendment or supplement thereto is mailed to the holders of Seller Common Stock and the holders of Seller Series B Stock, or at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Seller with respect to information supplied by Buyer or Parent for inclusion in the Proxy Statement.

3.31 Government Contracts.

(a) Except as disclosed on Disclosure Schedule 3.31(a), with respect to each Government Contract (i) Seller and its Subsidiaries have complied, in all material respects, with all terms and conditions and all applicable Laws; (ii) no written notice has been received by Seller or any of its Subsidiaries within the past three (3) years alleging that Seller or any of its Subsidiaries is in breach or violation of any Law or Contractual requirement; (iii) no written notice of termination, cure notice or show-cause notice has been received by Seller or any of its Subsidiaries; (iv) to Seller’s Knowledge, all Cost or Pricing Data (as defined in Federal Acquisition Regulation Section 15.401) and other information submitted by Seller, any of its Subsidiaries or Seller or any of its Subsidiaries’ subcontractors in support of the negotiation of such Government Contract, or modification thereto, or in support of requests for payments thereunder, was, as of the date of price agreement or payment submission, current, accurate and complete; (v) no cost incurred by Seller or any of its Subsidiaries pertaining to such Government Contract (A) has been formally questioned or challenged, (B) is, to Seller’s Knowledge, the subject of any investigation or (C) has been disallowed by the United States government, and (vi) no money due to Seller or any of its Subsidiaries pertaining to such Government Contract has been withheld or offset nor has any claim been made to withhold or offset money, and to Seller’s Knowledge, Seller or any of its Subsidiaries is entitled to all progress payments received with respect thereto.

(b) Except as set forth on Disclosure Schedule 3.31(b), to Seller’s Knowledge, neither Seller nor any of its Subsidiaries nor any of their respective directors, managers, officers, employees or agents is (and for the last 3 years has been), with respect to the ICS Business, (i) under administrative, civil or criminal investigation, indictment or information by the United States government with respect to any alleged irregularity, misstatement or omission regarding a Government Contract, or (ii) suspended or debarred from doing business with the United States government or declared nonresponsible or ineligible for government contracting. Within the past 3 years, neither Seller nor any of its Subsidiaries has made a voluntary disclosure to the United States government under the Department of Defense Voluntary Disclosure Program or any other similar program with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract. To Seller’s Knowledge, there are no circumstances that would reasonably warrant Department of Defense or Department of Energy suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the ICS Business. To Seller’s Knowledge, within the last 3 years, no payment has been made by Seller or any of its Subsidiaries, or by any person on behalf of Seller or any of its Subsidiaries, in connection with any Government Contract in violation of applicable procurement Laws or regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act, as amended.

(c) Except as set forth on Disclosure Schedule 3.31(c), to Seller’ Knowledge, within the past 3 years, neither the United States government nor any prime contractor, subcontractor or vendor has asserted in writing any claim or initiated any dispute proceeding against Seller or any of its Subsidiaries relating to Government Contracts, nor has Seller or any of its Subsidiaries asserted any claim or initiated any dispute proceeding directly or indirectly against any such party concerning any Government Contract.

(d) Each Government Contract contains the provision set forth in Federal Acquisition Regulation 52.232-23 (Assignment of Claims).

(e) Neither Seller nor any of its Subsidiaries has experienced an Organizational Conflict of Interests (as such term is defined in Federal Acquisition Regulation 2.101) within the past 3 years.

3.32 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller nor any other Person makes any other express or implied representation or warranty on behalf of Seller or any Affiliate of Seller with respect to the ICS Business, Seller, the Purchased Assets or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Each of Buyer and Parent makes the following representations and warranties to Seller, each of which is true and complete as of the date of this Acquisition Agreement (or, if made as of a specified date, as of such date). Each of Buyer and Parent hereby acknowledges that Seller is entering into this Acquisition Agreement in reliance upon the truthfulness and completeness of the representations and warranties of Buyer and Parent set forth in this ARTICLE IV, each of which shall be deemed material to Seller.

4.1 Existence and Power; Authorization.

(a) Each of Buyer and Parent has full corporate power and authority to execute and deliver this Acquisition Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(b) Buyer is duly organized, validly existing and in good standing under the laws of the State of Colorado. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(c) This Acquisition Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes a legal, valid and binding obligation of both Buyer and Parent, enforceable against each of Buyer and Parent in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) general principles of equity. The execution and delivery of this Acquisition Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of each of Buyer and Parent.

4.2 No Conflicts; Consents.

(a) Neither the execution and delivery by Buyer or Parent of this Acquisition Agreement or any of the Related Agreements to which Buyer or Parent is a party, nor the consummation by Buyer or Parent of the transactions contemplated hereby or thereby, does or will: (i) violate or conflict with any provision of the certificate of formation or operating agreement of Buyer; (ii) violate or conflict with any provision of the certificate of incorporation of bylaws of Parent; or (iii) materially violate any Law or Order to which either Buyer or Parent is a party or to which either Buyer or Parent or any of their respective Assets may be subject.

(b) To Buyer’s and Parent’s knowledge, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any Governmental Authority or third party are required in connection with the execution, delivery or performance of this Acquisition Agreement by Buyer and Parent or the consummation by Buyer and Parent of the transactions contemplated hereby.

4.3 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of Buyer or any Affiliate of Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Acquisition Agreement or any of the transactions contemplated hereby.

4.4 Financial Capability. Buyer has sufficient funds available to deliver the Purchase Price and to consummate the transactions contemplated by this Acquisition Agreement.

4.5 Litigation. There are no Legal Proceedings pending or, to Buyer’s or Parent’s knowledge, threatened, against Buyer, which if adversely determined would have a material adverse effect on Buyer’s or Parent’s performance under this Acquisition Agreement or the consummation of the transactions contemplated hereby. Neither Buyer nor Parent is subject to any order, judgment, writ, injunction or decree of any court or Governmental Authority which could interfere with either Buyer’s or Parent’s ability to consummate the transactions contemplated by this Acquisition Agreement.

4.6 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of Buyer, Parent or any other Person makes any other express or implied representation or warranty on behalf of Buyer, Parent or any Affiliate of Buyer or Parent with respect to Buyer or Parent or otherwise with respect to the subject matter of this Acquisition Agreement.

ARTICLE V

EMPLOYEES

5.1 Buyer’s and Seller’s Obligations.

(a) Buyer shall, or shall cause one of its Affiliates to, make offers of employment, to be effective as of the Closing, to the Employees listed on Disclosure Schedule 5.1.

(b) Seller shall be responsible for the payment of all wages and other remuneration due to Employees with respect to their services as employees of Seller prior to the Effective Time.

(c) Except as set forth in Section 5.1(d), Buyer shall not assume any obligations to any Employee or current or former Worker, including any obligations or liabilities for employment, compensation, severance and employee-benefit related Liabilities, obligations and commitments (including, but not limited to, claims for wrongful dismissal, constructive dismissal, notice of termination of employment, pay in lieu of notice or termination, termination indemnities or other indemnities, any damages arising from a breach of an Employee’s or current or former Worker’s employment or service contract, and any payments required to be made under any Law of any jurisdiction or the applicable collective bargaining agreement in respect of the termination of an Employee’s or current or former Worker’s employment or service relationship, including payments in respect of accrued wages, vacation, overtime, bonuses and other plans, programs or obligations) incurred on or prior to the Closing Date that relate to any current or former Worker, including any ICS Employee (or any dependent or beneficiary thereof).

(d) Buyer shall assume all accrued Liabilities (other than employee-benefit related Liabilities, but including Liabilities with respect to accrued but unused paid time off under Seller’s paid time off policies for Transferred Employees) with respect to the Transferred Employees reflected on the ICS Business Closing Date Balance Sheet. For avoidance of doubt, Buyer is not assuming any of the Benefit Plans of Seller or any of its Affiliates, and Buyer shall have no liability whatsoever to Employees of Seller or Transferred Employees with respect to accrued or future benefits under any such Benefit Plans (except as otherwise provided in the immediately preceding sentence with respect to accrued but unused paid time off) whether or not any such Employees are offered employment by, or become employees of, Buyer, and Seller shall defend, indemnify and hold Buyer harmless from and against any claims that they have liability under such Benefit Plans. Seller shall hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of the Employees in respect to severance pay or termination pay, all liabilities relating to consultation requirements with any works council or union and transfer or undertakings in the applicable foreign jurisdiction, and similar obligations relating to the termination of such employees’ employment with Seller or any of its Affiliates.

(e) Seller hereby forbears, and shall cause its Affiliates to forbear, from the date of this Acquisition Agreement until the date that this Acquisition Agreement may be terminated in accordance with Section 10.2, from enforcing any rights or remedies that they may have with respect to the solicitation of employment or employment by Buyer of any Employee listed on Disclosure Schedule 5.1, any claims or rights Seller may have against Buyer or any such Employee listed on Disclosure Schedule 5.1 under any non-hire, non-solicitation, non-competition, confidentiality or employment agreement or any cause of action based on similar rights arising by contract, at common law or by statute or regulation, and Seller waives, and shall cause its Affiliates to waive, any such rights or remedies as of the Closing Date.

(f) Seller shall be responsible for providing to its Employees any notices required under the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection therewith, and similar state or foreign Laws (jointly, referred to throughout this Acquisition Agreement as the “WARN Act”) and shall hold harmless and indemnify Buyer from and against any liability or damages resulting from Seller’s failure to comply with the WARN Act.

(g) Seller shall provide group health coverage under Section 4980B of the Code to any Employee receiving or eligible to elect such coverage under Seller’s group health plan immediately prior to the Closing Date.

(h) Buyer and Seller agree to comply with the Standard Procedure described in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320 (the “Standard Procedure”). With respect to Transferred Employees, Seller shall, in accordance with Revenue Procedure 2004-53, retain all responsibility for preparing and filing Form W-2, Wage and Tax Statements; Form W-3, Transmittal of Income and Tax Statements; Form 941, Employer’s Quarterly Federal Tax Returns; Form W-4, Employee’s Withholding Allowance Certificates; and Form W-5, Earned Income Credit Advance Payment Certificates (collectively, the “Employee

Withholding Documents”) with regard to wages paid through the day before the Closing Date. Buyer shall assume all responsibility for preparing and filing the Employee Withholding Documents with regard to wages paid to Transferred Employees on and after the Closing Date. Seller shall have the right to retain copies of all books, records and employment records necessary to perform its obligations under this Section 5.1(h). Buyer and Seller shall cooperate in good faith to the extent necessary to permit each of them to comply with the Standard Procedure, including the sharing of information at no cost to the other Party.

5.2 No Third Party Beneficiaries. This ARTICLE V shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this ARTICLE V, express or implied, (a) is intended to confer on any other person other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Acquisition Agreement; (b) shall require Buyer to maintain any specific employee benefit plan or to guarantee employment of any Employee for any period of time after Closing; and (c) shall constitute an amendment to any benefit plan. No provision of this Acquisition Agreement shall create any third party beneficiary rights in any Employee, or any beneficiary or dependents thereof.

5.3 Employee Notifications. Where required under local law, Seller will prior to the Closing Date, properly and timely notify, or where mandatory under applicable Law, consult or negotiate with, the local works council, union, labor board or relevant governmental agency concerning the transactions contemplated by this Acquisition Agreement.

5.4 Other Employee Matters. Following the Closing Date, Buyer shall provide (a) to each Transferred Employee compensation (including salary or wages and incentive compensation opportunities (including those incentive compensation programs set forth on Disclosure Schedule 5.4 and, to the extent set forth on the ICS Business Closing Date Balance Sheet, any post-Closing bonus payments set forth on Disclosure Schedule 6.1(b)), as applicable), at least equal to those provided by Seller to such Transferred Employee immediately prior to the Closing, and (b) to Transferred Employees generally employee benefits (including severance) comparable, in the aggregate, to those provided by Buyer to similarly situated employees of Buyer (“Buyer Plans”, including, for avoidance of doubt, coverage under Buyer’s group health plan); provided, however, that all Transferred Employees, as a condition to being employed by Buyer after the Closing Date on the terms and conditions set forth herein, shall have completed and executed any and all pre-employment forms, agreements and applications generally required of Buyer’s newly hired employees. Without limiting the foregoing, Buyer shall take the following actions with respect to Transferred Employees under any Buyer Plan for which such employee may become eligible after the Closing: (A) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any Buyer Plan on and after the Closing, to the extent such pre-existing condition or waiting period did not apply to the employee under a comparable plan of Seller immediately prior to the Closing, provided that with respect to any insured Benefit Plan, Buyer is able to obtain the consent of the applicable insurance company to such waiver without the payment of any additional cost, other than the standard premiums applicable for such coverage; (B) provide each Transferred Employee, to the extent commercially practicable, with credit for any payments toward out of pocket limits and deductibles paid prior to the Closing, for the calendar year in which the Closing occurs, in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plan; provided, however, that Seller or the Transferred Employee supplies the documentation required by the insurer to verify the amounts eligible for the credit; and (C) for eligibility and vesting purposes (but not benefit accruals) treat all service by the Transferred Employees with Seller before the Closing as service with Buyer and its Subsidiaries. If the Closing does not occur on the last day of a month, Seller shall continue to provide coverage until the last day of the month in which such Closing occurs to any Transferred Employee who is covered by a fully insured medical, dental, vision and/or prescription drug option under a Benefit Plan as of the Closing, if the insurers who provide such coverage consent and Buyer pays the premium for such coverage prorated from the date of Closing until the end of the month. Buyer shall accept, or cause to be accepted by a comparable Buyer Plan, transfer of account balances under any flexible spending account or qualified transportation fringe benefit account under any Benefit Plan which is intended to qualify under Section 125 or 132(f) of the Code for the Transferred Employees and shall pay to the Transferred Employees any benefits to which such Transferred Employees are entitled with respect to such account balances. Seller shall provide to Buyer such information as Buyer may reasonably request to comply with Buyer’s obligations under the preceding sentence. With respect to any transferred health flexible spending account for which Seller has reimbursed a Transferred Employee an amount in excess of the contributions collected from such Transferred Employee prior to the date of transfer, Buyer agrees to reimburse Seller for such excess amount, but only to the extent Buyer has collected the excess amount from the Transferred Employee.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1 Conduct of ICS Business until Closing.

(a) Except as set forth on Disclosure Schedule 6.1(a) or otherwise provided in this Acquisition Agreement, from and after the date of this Acquisition Agreement through the earlier of the Closing Date and the termination of this Acquisition Agreement in accordance with Section 10.2, Seller will: (i) conduct the operations of the ICS Business in the Ordinary Course, (ii) use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are consistent with past practice and apply all insurance proceeds received with respect to claims made for the Purchased Assets to replace or repair, as applicable, such Purchased Assets and (iii) use commercially reasonable efforts to: (A) preserve intact Seller’s business organizations in respect of the ICS Business, (B) keep available the services of its current officers and the other ICS Employees, (C) preserve its relationships with customers, creditors and suppliers in respect of the ICS Business, (D) maintain its books, accounts and records in respect of the ICS Business and (E) comply with any applicable Laws. Nothing contained in this Acquisition Agreement will give Buyer, directly or indirectly, rights to control or direct the operations of Seller prior to the Closing.

(b) Notwithstanding the foregoing, except as Buyer may otherwise consent to or approve in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), as required by applicable Law or as contemplated by this Agreement, prior to the Closing Date with respect to the ICS Business, Seller agrees (in respect of the ICS Business) not to take any of the following actions, directly or indirectly, on or prior to the Closing:

(i) amend its certificate of incorporation or bylaws (or equivalent governing documents) in any manner which could reasonably be expected to adversely affect the transactions contemplated hereby;

(ii) merge or consolidate with any entity or acquire any interest in any business or entity (whether by purchase of assets, purchase of stock, merger or otherwise) that, with respect to Seller, in any manner could reasonably be expected to adversely affect the transactions contemplated hereby;

(iii) liquidate, dissolve or effect any recapitalization or reorganization in any form;

(iv) sell, lease, license, transfer, encumber or otherwise dispose of any of the Purchased Assets or any interests therein, in each case that are material, individually or in the aggregate, to the ICS Business, other than Permitted Encumbrances or Purchased Assets used, consumed, performed, replaced or sold in the Ordinary Course;

(v) create, incur, assume or suffer to exist any new Encumbrance (except Permitted Encumbrances) affecting any of the Purchased Assets;

(vi) change any of the accounting principles or practices used by it in the preparation of the Financial Statements or the ICS Business Segment Financial Statements, or revalue or reclassify in any material respect any of the Purchased Assets or the Assumed Liabilities, including any reductions in the reserve provisions relating to Accounts Receivable, except as required by GAAP;

(vii) change in any material respect its pricing policies or credit practices, the rate or timing of its payment of accounts payable or its collection of Accounts Receivable or change its earnings accrual rates on Contracts, except as required by GAAP;

(viii) fail to pay any creditor any amount owed to such creditor in the Ordinary Course in accordance with Seller’s business practices, unless such amount is being contested or disputed in good faith by Seller;

(ix) enter into or renew any Contract with or engage in any transaction (other than transactions pursuant to existing arrangements which have been disclosed on Disclosure Schedule 3.24) with any Affiliate of Seller for which Buyer could have any Liability;

(x) make any capital investment in, any loan to or any acquisition of the securities or assets of any other Person (or series of related capital investments, loans and acquisitions) which could reasonably be expected, individually or in the aggregate, to adversely affect any of the Purchased Assets;

(xi) except for the purchase of supplies in the Ordinary Course, make any capital expenditures or commitments for capital expenditures involving more than $50,000 in respect of the ICS Business;

(xii) enter into, terminate, renew, amend in any material respect or waive any material right under, any Material Contract, except in the Ordinary Course;

(xiii) take or fail to take any action that will cause a termination of or material breach or default under any Material Contract;

(xiv) make or change any material Tax election, settle or compromise any material Tax Liability, file any amendment to a Tax Return, settle any material claim or material assessment in respect of Taxes or consent to any extension or waivers of the limitation period applicable to any material claim or assessment in respect of Taxes, or change in any respect any accounting method in respect of Taxes, with respect to the ICS Business or the Purchased Assets, except if such action (A) relates to Taxes that are Retained Liabilities (and does not relate in any manner, for avoidance of doubt, to Taxes that will be Assumed Taxes if included on the ICS Business Closing Date Balance Sheet) or (B) results in an accrual for Taxes that will be reflected as Assumed Taxes in the Working Capital Statement;

(xv) settle or compromise any pending or threatened Legal Proceeding for more than $50,000 in any way which would have any adverse impact upon, or create any material Liability for, Buyer or, after the Closing, the ICS Business;

(xvi) except as set forth on Disclosure Schedule 6.1(b), as may be required by applicable Law, in accordance with the terms of any Benefit Plan, with respect to the payments to be made on or after the Closing as set forth on Disclosure Schedule 6.1(b) or with respect to any individual who is not, or has indicated to Seller, or which has been communicated to Buyer, that such individual will not be, a Transferred Employee, (A) grant any severance, retention or termination pay to, or amend any existing severance, retention or termination arrangement with, any current or former manager, officer, Employee or any agent of Seller (in respect of the ICS Business), (B) increase or accelerate the payment or vesting of benefits payable under any existing severance, retention or termination pay policies or employment agreements, (C) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any manager, officer, or consultant of Seller (in respect of the ICS Business), other than execution of Seller’s standard employment terms and conditions by new Employees in the Ordinary Course, (D) establish, adopt or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, post-retirement medical or life insurance, retention, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any present or former manager, director, officer or Employee, or any beneficiaries thereof, of Seller (in respect of the ICS Business), (E) undertake any office closing or Employee layoffs, except in the Ordinary Course, or (F) increase the compensation, bonus or other benefits payable or to become payable to any manager, director or officer or Employee of Seller (in respect of the ICS Business), except in the Ordinary Course;

(xvii) Seller shall not cancel or fail to renew all current policies of insurance in respect of the ICS Business at the same limits in effect as of the date hereof up to and through the Closing Date;

(xviii) take or fail to take any action that may have any adverse impact upon, or create any material Liability for, Buyer or the ICS Business with respect to the matters disclosed on Part 3 of Disclosure Schedule 3.18; or

(xix) agree, resolve or commit to do any of the foregoing or any other action that would be reasonably likely to cause any of the conditions to the consummation of the transactions contemplated by this Acquisition Agreement to not be satisfied.

6.2 Representations and Warranties; Supplemental Information. During the period beginning on the date of the execution of this Acquisition Agreement and ending upon the earlier to occur of the Closing and the termination of this Acquisition Agreement pursuant to Section 10.2, Seller shall have the right to amend the Disclosure Schedules or otherwise supplement or amend information previously delivered to Buyer or Parent with respect to any matter hereafter arising which, if existing or occurring at the date of this Acquisition Agreement, would have been required to be set forth or disclosed herein or therein, by giving written notice to Buyer and Parent of any addition, deletion, supplement or revision at any time up to the Closing; provided, however, that any such addition, deletion, supplement or revision shall be deemed not to be an amendment to this Acquisition Agreement or the Disclosure Schedules, shall not change the risk allocation set forth in this Acquisition Agreement between Seller, Parent and Buyer and, for avoidance of doubt, Seller’s liability after the Closing for Losses incurred or suffered by any Buyer Indemnified Person incident to, resulting from or in any way arising out of or in connection with any breach of or any inaccuracy in any representation or warranty made by Seller in this Acquisition Agreement shall be determined by reference to the Disclosure Schedules at the time of the execution of this Acquisition Agreement in accordance with Section 9.1(b) (and subject to the limitations set forth in Section 9.6). If any such additions, deletions, supplements or revisions disclose any events, conditions or states of facts that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, then Buyer may, at its option, terminate this Acquisition Agreement in accordance with Section 10.2(a)(x) without any liability to Seller (and without Seller having any liability to Buyer, other than as contemplated in Section 10.2) by giving written notice to Seller no later than ten days after receipt of any such supplemental information.

6.3 Stockholder Meeting; Proxy Material. Subject to Section 6.11:

(a) Seller shall cause a meeting of its stockholders (the “Seller Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of the sale of the ICS Business in accordance with the terms of this Acquisition Agreement. The Seller Board shall use its reasonable, good faith efforts to obtain the Seller Stockholder Approval. Seller shall submit this Acquisition Agreement to its stockholders at the Seller Stockholder Meeting even if the Seller Board shall have submitted a Seller Withdrawal Recommendation.

(b) Subject to the reasonable cooperation of Buyer and Parent, Seller will use commercially reasonable efforts to prepare and file, within ten (10) Business Days of the date hereof, a preliminary Proxy Statement with the SEC and will use commercially reasonable efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to Seller’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Seller shall give Buyer and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto, prior to their being filed with the SEC. Seller will notify Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Acquisition Agreement. If at any time prior to the Seller Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Seller will promptly prepare and mail to its stockholders such an amendment or supplement. Buyer and Parent shall cooperate with Seller, to the extent reasonably requested to do so, in the preparation of the Proxy Statement or any amendment or supplement thereto.

(c) None of the information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement or any amendment thereof or supplement thereto will, at the time the Proxy Statement or any amendment thereof or supplement thereto is first mailed to Seller’s stockholders and at the time of the Seller Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will be prepared in accordance with and comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

6.4 Access Pending Closing. Subject to applicable Law and confidentiality restrictions, Seller shall, at all reasonable times prior to Closing, make the properties, management, books and records of Seller, in respect of the ICS Business and management employees of Seller (in respect of the ICS Business), available during normal business hours to Buyer, its representatives, financial advisors, consultants, lenders and auditors, and Seller, in respect of the ICS Business and employees of Seller (in respect of the ICS Business), shall furnish or cause to be furnished to such Persons during such period all such information and data concerning the same as such Persons may reasonably request; provided, however, in no event shall Seller be required to furnish or cause to be furnished any information or data concerning employees of the ICS Business that Seller could (after having consulted with outside counsel) reasonably deem to constitute a violation of any applicable Law or contractual obligation.

6.5 Books and Records. From and after the Closing, upon reasonable prior written notice, Buyer on the one hand, and Seller on the other hand, shall provide to each other, their respective Affiliates and their respective Representatives reasonable access (on-site or otherwise) during normal business hours, to all books and records of Seller (in respect of the ICS Business), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time for any reasonable purpose, including but not limited to (a) preparing Tax returns, (b) defending any claim in respect of which a Notice of Claim with respect to a Third Party Claim has been served, (provided, that solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this Acquisition Agreement, shall govern the obligation of each Party to provide the other Party, or its Affiliates with Records, as defined herein, and other information requested by Seller or its Affiliates with respect to such matter) and (c) preparing or reviewing the Closing Date Statement as referred to in Section 2.7. Unless otherwise consented to in writing, neither Seller, nor Buyer shall, for a period of six (6) years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to each other such Records, at its own cost and expense. No Party shall be required by this Section 6.5 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

6.6 Government and Third Party Consents. Prior to the Closing, each of Seller and Buyer will cooperate in order to give all required notices to third parties and Governmental Authorities and each of Seller and Buyer will use commercially reasonable efforts to obtain all Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Disclosure Schedule 3.2(b) which are required to consummate the transactions contemplated by this Acquisition Agreement. Notwithstanding the foregoing, only those Licenses and Permits, consents, waivers, approvals, authorizations, declarations and filings listed on Exhibit 6.6 will be required to be obtained by Seller and Buyer on or prior to the Closing Date (collectively, the “Required Consents”). Notwithstanding the foregoing, neither Seller nor Buyer will be obligated to compromise any right, asset or benefit or provide any other consideration under any Contract to any third party to obtain the Required Consents.

6.7 Affiliate Agreements. Seller will cause all Contracts or other transactions between itself, on the one hand, and its Affiliates, on the other, as set forth on Disclosure Schedule 6.7 with respect to which there could be further or continuing Liability or obligation on the part of Buyer or any of its Affiliates (including its subsidiaries after the Closing) to be terminated prior to the Closing without any further or continuing Liability on the part of Buyer or any of its Affiliates, other than the Transition Services Agreement.

6.8 Confidentiality; Announcements.

(a) The Parties acknowledge that the terms, provisions and covenants of the Confidentiality Agreement shall remain in full force and effect until Closing.

(b) Buyer acknowledges that, in the course of its investigations of the ICS Business, Buyer, its Affiliates and their representatives have and will become aware of confidential information and confidential documents relating to the Excluded Assets and other aspects of Seller’s business (the “Other Confidential Information”), and that its use of such confidential information and documents, or communication of such information to third parties, could be detrimental to Seller. All Other Confidential Information reviewed by Buyer, its Affiliates or their representatives in connection with this Acquisition Agreement or the transactions contemplated hereby shall be kept confidential and shall not (except as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.8(b)), be disclosed or used by Buyer, its Affiliates or its representatives without Seller’s prior written consent; provided, however, that the term “Other Confidential Information” does not include information that would otherwise constitute Other Confidential Information that (i) is or becomes generally known to the public other than as a result of a breach of this Acquisition Agreement by Buyer or any of its Representatives or (ii) is or becomes known by Buyer from a source (other than Seller or its Representatives) that is not, to the knowledge of Buyer, any of its Representatives, any of its Subsidiaries or any of its Subsidiaries’ Representatives, prohibited from disclosing such information to Buyer or any of its Subsidiaries or any of their respective Representatives by a contractual, fiduciary or other obligation to Seller (provided that, for avoidance of doubt, Buyer and its Subsidiaries will inquire from any such source whether it is prohibited from disclosing to Buyer or any of its Subsidiaries information that would otherwise constitute Other Confidential Information by a contractual, fiduciary or other obligation to Seller). With respect to Other Confidential Information, as soon as practicable following Closing: (i) Buyer shall, and shall cause its Affiliates and their respective representatives to either (x) promptly destroy or cause the destruction of all copies of the written or electronic Other Confidential Information (including any copies thereof or extracts therefrom), in Buyer’s, its Affiliates’ or their respective representatives’ possession and confirm such destruction to Seller in writing or (y) promptly deliver to the disclosing Seller at Buyer’s own expense all copies of the written and electronic Other Confidential Information; and (ii) Buyer shall (and shall cause its Affiliates to) keep confidential and shall not use any Other Confidential Information unless required to disclose such information or documents pursuant to judicial order, regulation or law, and only after compliance with this Section 6.8(b). If Buyer or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Other Confidential Information, Buyer shall, and shall cause its Affiliates to, (i) promptly notify Seller in writing so Seller may seek a protective order or other appropriate remedy or, in Seller’s sole discretion, waive compliance with the terms of this Section 6.8 in such instance, and (ii) provide reasonable cooperation and assistance to Seller in opposing or limiting the compelled or required disclosure. If no such protective order or other remedy is obtained, or Seller waives compliance with the terms of this Section 6.8 in such instance, Buyer shall, and shall cause its Affiliates to, furnish only that portion of the Other Confidential Information, which Buyer is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents.

(c) Following the Closing, Seller shall keep confidential and shall not disclose or use, and shall cause its Subsidiaries to keep confidential and not disclose or use, any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, Know-How, trade secrets, customer lists, details of any Contracts, pricing policies, operational methods, marketing plans or strategies, products development techniques, plans or processes of Seller (in respect of the ICS Business) (“Seller Confidential Information”) that Seller or any of its Subsidiaries may have and such information shall not (except (x) as required by applicable judicial order, regulation or law, and only after compliance with this Section 6.8(c) or (y) as required by the Exchange Act or the Securities

Act to be disclosed by Seller) be disclosed by Seller or its Subsidiaries without Buyer’s prior written consent; provided, however, that the term “Seller Confidential Information” does not include information that would otherwise constitute Seller Confidential Information that (i) is or becomes generally known to the public other than as a result of a breach of this Acquisition Agreement by Seller or any of its Representatives or (ii) is or becomes known by Seller from a source (other than Buyer or its Representatives) that is not, to the knowledge of Seller, any of its Representatives, any of its Subsidiaries or any of its Subsidiaries’ Representatives, prohibited from disclosing such information to Seller or any of its Subsidiaries or any of their respective Representatives by a contractual, fiduciary or other obligation to Buyer (provided that, for avoidance of doubt, Seller and its Subsidiaries will inquire from any such source whether it is prohibited from disclosing to Seller or any of its Subsidiaries information that would otherwise constitute Seller Confidential Information by a contractual, fiduciary or other obligation to Buyer). If Seller or any of its Affiliates or representatives is requested pursuant to, or required by applicable law, regulation or legal proceedings to disclose any Seller Confidential Information, Seller shall, and shall cause its Affiliates to, (i) promptly notify Buyer in writing so that Buyer may seek a protective order or other appropriate remedy or, in Buyer’s sole discretion, waive compliance with the terms of this Section 6.8 in such instance, and (ii) provide reasonable cooperation and assistance to Buyer in opposing or limiting the compelled or required disclosure. If no such protective order or other remedy is obtained, or that Buyer waives compliance with the terms of this Section 6.8 in such instance, Seller shall, and shall cause its Affiliates to, furnish only that portion of the Seller Confidential Information, which Seller is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information and documents. For avoidance of doubt, “Seller Confidential Information” shall include, without limitation, any information regarding the ICS Business, including all nonpublic information (in whatever form) relating to or arising from Seller or Buyer (in either case, in respect of the ICS Business), including trade secrets used, developed or acquired by Buyer in connection with the ICS Business, together with any analyses, records or data generated from such information and material; information concerning the manner and details of the operation, organization and management of Seller or Buyer (in either case, in respect of the ICS Business); financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the ICS Business, including, but not limited to: business plans and strategies, the identities of business customers and the specific individual customer representatives with whom Seller or Buyer (in either case, in respect of the ICS Business) works; the details of Seller’s or Buyer’s (in either case, in respect of the ICS Business) relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized by Seller or Buyer (in either case, in respect of the ICS Business); the details of Seller’s or Buyer’s (in either case, in respect of the ICS Business) relationships with such distributors, contractors and vendors; the natures of fees and charges made to Seller’s or Buyer’s (in either case, in respect of the ICS Business) customers; nonpublic forms, contracts and other documents used by Seller or Buyer (in either case, in respect of the ICS Business); all information concerning Seller’s or Buyer’s (in either case, in respect of the ICS Business) employees, agents and contractors, including such Persons’ compensation, benefits, skills, abilities, experience, knowledge and shortcomings, if any; the nature and content of computer software used by Seller or Buyer (in either case, in respect of the ICS Business), whether proprietary to Seller or Buyer (in either case, in respect of the ICS Business) or used by Seller or Buyer (in either case, in respect of the ICS Business) under license from a third party; and all other information concerning its concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems, and/or prospective and executed Contracts and other business arrangements.

(d) The Parties agree that no press release or other public statement concerning the negotiation, execution and delivery of this Acquisition Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both Seller and Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable Law, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made.

6.9 Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Acquisition Agreement. In connection with the Liabilities assumed by Buyer and the Liabilities retained by Seller pursuant to this Acquisition Agreement, each of the Parties hereto shall, and shall cause their Affiliates and employees to, aid, cooperate with and assist the other Party in their defense of such assumed or retained Liabilities, by, among other things, providing such other Party with full access to pertinent records at such times as such other party or parties may reasonably request. With respect to the assignment of Intellectual Property, Seller and Buyer shall reasonably cooperate for the purposes of transferring the responsibility to administer and maintain the Intellectual Property to Buyer, including but not limited to the furnishing to Buyer of all material computer files, correspondence, and other records relating to the taxes, renewals, and all other filings and maintenance relating to the Intellectual Property. Notwithstanding the foregoing, neither Seller nor Buyer will be obligated to compromise any right, asset or benefit or provide any other consideration under any Contract to any third party in connection with its obligations under this Section 6.9.

6.10 Use of Seller Names and Marks.

(a) Seller will cease all use of all trademarks, service marks, trade names, corporate names, brand names, domain names, logos or other designations comprising or likely to be confused with the mark eLoyalty or the eLoyalty logo, or any other marks listed on Disclosure Schedule 2.1(h), in any fashion or combination, as well as eliminate the use of any other designation indicating affiliation with Seller or any of its Affiliates (including by amending, subject to obtaining any necessary prior approval, the organizational documents of Seller or any of its Affiliates to change Seller or such Affiliate’s corporate name), as soon as practicable after the Closing Date but not more than 180 days after the Closing Date; provided, however, that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings, which could result after the Closing Date in a legal commitment of Seller or any of its Affiliates, Seller will cease immediately after the Closing Date any use of the designations set forth on Disclosure Schedule 2.1(h) as well as of any other designation indicating affiliation after the Closing Date with Seller or any of its Affiliates. Within ten (10) Business Days after the Closing Date, Buyer shall notify, in writing, all customers, suppliers and financial institutions having current business relationships with Seller (in respect of the ICS Business) that the ICS Business has been acquired from Seller by Buyer.

(b) Notwithstanding Section 6.10(a), during the six (6)-month period commencing on the Closing Date, Seller shall maintain on the investor relations page of its Internet website at www.mattersight.com: (i) a clear notice that the ICS Business has been sold by Seller to Buyer; and (ii) a hyperlink to an alternate URL promoting the ICS Business, which URL shall be determined by Buyer in its sole discretion, provided that such URL complies with the provisions of this Acquisition Agreement.

(c) During the six (6)-month period commencing on the Closing Date, Buyer shall maintain on the investor relations page of its Internet website at www.teletech.com : (i) a clear notice that the ICS Business has been sold by Seller to Buyer and (ii) a hyperlink to an alternate URL promoting the Continuing Business, which URL shall be determined by Seller in its sole discretion, provided that such URL complies with the provisions of this Acquisition Agreement.

6.11 Other Offers.

(a) Subject to Section 6.11(b), from the date of this Acquisition Agreement until the earlier of the Effective Time and the termination of this Acquisition Agreement pursuant to Section 10.2, Seller shall not, nor shall it authorize or permit any of its Representatives, Affiliates, Subsidiaries, or any of their respective officers, directors or employees of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) to (i) directly or indirectly solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement in principle, acquisition agreement or any other similar agreement (other than a confidentiality agreement entered into in accordance with Section 6.11(b) of this Acquisition Agreement) with respect to any Acquisition Proposal (each, a “Third Party Acquisition Agreement”) or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

(b) Notwithstanding anything to the contrary in Section 6.11(a), at any time after the date of this Acquisition Agreement and prior to the receipt of the Seller Stockholder Approval, Seller may, in response to an unsolicited Acquisition Proposal which did not result from a breach of Section 6.11(a), (i) furnish information with respect to Seller and its Affiliates to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality and standstill agreement not less restrictive of the other party than the Confidentiality Agreement, except that such confidentiality and standstill agreement between Seller and such Person shall not contain any provisions that would prevent Seller from complying with its obligations to provide the required disclosure to Buyer pursuant to this Section 6.11 and (ii) participate in discussions or negotiations with such Person and its Representatives regarding any Acquisition Proposal, if the Seller Board (A) believes in good faith the Acquisition Proposal to be bona fide, (B) determines in good faith (after consultation with outside legal counsel and a qualified financial advisor) that the unsolicited Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (C) determines that the failure to take any of the above actions would not be consistent with its fiduciary duties to the stockholders of Seller under applicable Law and (D) complies in all material respects with the requirements set forth in Section 6.11(e); provided, however, that Seller shall promptly provide to Buyer any material non-public information concerning Seller or any of its Affiliates that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously provided to Buyer. Upon execution of this Acquisition Agreement, Seller, its Representatives, its Subsidiaries and their respective Representatives shall immediately cease and cause to be terminated all existing discussions or negotiations with any Person previously conducted with respect to any Acquisition Proposal, and will request, to the extent permitted under the applicable confidentiality agreement, the prompt return or destruction of any confidential information previously furnished to such Persons that has not been previously returned to Seller. Seller shall ensure that its Representatives are aware of the provisions of this Section 6.11, and any violation of the restrictions contained in this Section 6.11 by the Seller Board (including any committee thereof) or its Representatives shall be deemed to be a breach of this Section 6.11 by Seller.

(c) (i) Except as expressly permitted by this Section 6.11(c), (A) the Seller Board and any committee thereof shall not (1) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Buyer, its Seller Board Recommendation (the “Seller Withdrawal Recommendation”) or (2) approve or recommend or propose publicly to approve or recommend to the holders of Seller Common Stock and Seller Series B Stock, or otherwise permit or cause Seller to accept or enter into, an Acquisition Proposal (any action described in this clause (A) being referred to as a “Seller Adverse Recommendation Change”), (B) neither Seller nor any of its subsidiaries shall approve, recommend, publicly propose or enter into any Third Party Acquisition Agreement, (C) neither Seller nor any of its subsidiaries shall release any third party from, or waive any provisions of, any confidentiality and standstill agreement to which Seller is a party except to the extent the Seller Board determines in good faith (after consultation with outside legal counsel) that the failure to so waive the applicable provisions of a confidentiality or standstill agreement would not be consistent with the Seller Board’s fiduciary duties to the stockholders of Seller under applicable Law, and (D) neither the Seller Board nor any committee thereof shall agree or resolve to take any actions set forth in clause (A), (B) or (C) of this sentence. (ii) Notwithstanding the foregoing, prior to the Seller Stockholder Approval, subject to Section 6.11(d), if the Seller Board (A) receives an Acquisition Proposal that has not resulted from a breach of Seller’s obligations under this Section 6.11 and that it determines in good faith

(after consultation with outside legal counsel and a qualified financial advisor) constitutes a Superior Proposal, and (B) determines in good faith (after consultation with outside legal counsel) that failure to take any of the following actions would not be consistent with its fiduciary duties to the stockholders of Seller under applicable Law, then the Seller Board may (x) make a Seller Adverse Recommendation Change and/or (y) cause Seller to enter into a Third Party Acquisition Agreement with respect to such Superior Proposal, but only if Seller shall have concurrently with entering into such Third Party Acquisition Agreement terminated this Acquisition Agreement pursuant to Section 10.2(a)(viii).

(d) If the Seller Board determines to effect a Seller Adverse Recommendation Change as provided in Section 6.11(c)(ii)(B)(x) or to authorize Seller to enter into a Third Party Acquisition Agreement with respect to a Superior Proposal as provided in Section 6.11(c)(ii)(B)(y), such Seller Adverse Recommendation Change or Third Party Acquisition Agreement (as applicable) may only become effective after the end of the fifth (5th) day following Buyer’s receipt of written notice from Seller (a “Seller Adverse Recommendation Notice”) advising Buyer that the Seller Board intends to effect such Seller Adverse Recommendation Change, or to authorize Seller to enter into such Third Party Acquisition Agreement, which notice shall contain a copy of the Superior Proposal to which such Seller Adverse Recommendation Change or Third Party Acquisition Agreement relates; provided that any material amendment to the terms of such Superior Proposal after the initial Seller Adverse Recommendation Notice shall require a new Seller Adverse Recommendation Notice and restart the five (5) day period referred to above. In determining whether to effect a Seller Adverse Recommendation Change or to cause the Seller to enter into a Third Party Acquisition Agreement in response to a Superior Proposal, in each case, as provided in Section 6.11(c), the Seller Board shall negotiate in good faith with Buyer and its Representatives (to the extent Buyer desires to negotiate) with respect to any offer from Buyer and take into account in good faith any changes to the terms of this Acquisition Agreement proposed by Buyer (in response to a Seller Adverse Recommendation Notice or otherwise) in determining whether such Acquisition Proposal still constitutes a Superior Proposal.

(e) Seller shall, within 48 hours of receipt of an Acquisition Proposal, advise Buyer orally and in writing of such Acquisition Proposal, and the identity of the Person making any such Acquisition Proposal and the material terms of any such Acquisition Proposal. Seller shall keep Buyer reasonably informed of the status (including any change to the terms thereof) of any such Acquisition Proposal.

(f) Nothing contained in this Section 6.11 or elsewhere in this Agreement shall prohibit Seller from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure other than (x) a “stop-look-and-listen” communication to the stockholders of Seller pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of Seller), (y) an express rejection of any applicable Acquisition Proposal or (z) an express reaffirmation of the Seller Board Recommendation to the stockholders of Seller to vote in favor of a resolution approving the transactions contemplated herein, shall be deemed to be a Seller Adverse Recommendation Change or (ii) making any disclosure to Seller’s stockholders if, in the good faith judgment of the Seller Board after consultation with outside counsel, failure to so disclose would be inconsistent with applicable Law; provided, however, that in no event shall Seller or the Seller Board or any committee thereof take, agree or resolve to take any action prohibited by Section 6.11(c). Seller shall not submit to the vote of its stockholders any Acquisition Proposal or Superior Proposal prior to the termination of this Acquisition Agreement.

(g) For purposes of this Acquisition Agreement:

(i) “Acquisition Proposal” means any written inquiry, proposal or offer relating to a possible (A) amalgamation, merger, consolidation, tender offer or similar transaction involving the ICS Business or Seller, other than an amalgamation, merger, consolidation or similar transaction involving Seller but not involving the Purchased Assets or Assets to which Buyer receives benefit under the Transition Services Agreement; (B) sale, lease or other disposition, directly or indirectly (including by way of merger, consolidation, share or unit exchange or otherwise) of any of the Purchased Assets or Assets of which Buyer receives benefit under the Transition Services Agreement, other than the sale, lease or other disposition of the Purchased Assets used, consumed, replaced or sold in the Ordinary

Course; (C) issuance, sale or other disposition of (including by way of merger, consolidation, share or unit exchange or otherwise) Seller’s securities (or options, rights or warrants to purchase or securities convertible into, such securities) other than option grants to employees of Seller in the Ordinary Course of the ICS Business or any issuance, sale or other disposition that will close after the Closing Date and shall not preclude the consummation of the Closing; (D) liquidation, dissolution, recapitalization or other similar type of transaction with respect to Seller other than any of the Purchased Assets or Assets of which Buyer receives benefit under the Transition Services Agreement or any such transaction that will close after the Closing Date and shall not preclude the consummation of the Closing; (E) transaction which is similar in form, substance or purpose to any of the foregoing transactions; or (F) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term “Acquisition Proposal” will not include (X) the transactions contemplated hereby or (Y) any transaction not involving the Purchased Assets or Assets to which Buyer receives benefit under the Transition Services Agreement.

(ii) “Superior Proposal” means any bona fide Acquisition Proposal, including any Acquisition Proposal relating solely to the ICS Business Segment, made by a third party (A) on terms which the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel and qualified financial advisors, to be more favorable from a financial point of view to the holders of Seller Common Stock and Seller Series B Stock than the transactions contemplated by this Acquisition Agreement, taking into account all the terms and conditions of such proposal, and this Acquisition Agreement (including any proposal by Buyer to amend the terms of this Acquisition Agreement and the transactions contemplated by this Acquisition Agreement), (B) that is not subject to a financing condition (and if financing is required, such financing is then fully committed to the third party), (C) that includes termination rights of the third party on terms no less favorable to Seller than the terms set forth in this Acquisition Agreement, and (D) that, in the good faith, reasonable judgment of the Seller Board is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal, without unreasonable delay, all from a third party capable of performing such terms; provided that the Seller Board shall not so determine that any such proposal is a Superior Proposal prior to complying in all material respects with Section 6.11(e) with respect to such proposal.

6.12 Delivery of Monthly Financials. Until the Closing Date, Seller shall, as promptly as practicable but in no event later than twenty (20) days after the end of each calendar month, prepare and deliver to Buyer (a) an accounts receivable aging report of Seller (in respect of the ICS Business) as of the end of such calendar month, (b) an unaudited income statement of Seller (in respect of the ICS Business) for such calendar month and (c) a list of each Seller transaction (in respect of the ICS Business) with a value of $20,000 that occurred during such month.

6.13 Non-Compete and Non-Solicit Provisions.

(a) For a period of five (5) years from and after the Closing Date, Seller shall not and will cause its Subsidiaries not to own an interest in, operate, join, control, advise, work for, consult to, have a financial interest which provides any control of, or participate in any Person producing, designing, providing, soliciting orders for, selling, distributing, consulting to, or marketing or remarketing products or services competitive with or in substantially the same line of business as the ICS Business, or any part thereof, as of the Closing Date; provided, however, that the foregoing will not restrict or prohibit Seller or any of its Affiliates from (i) maintaining and/or undertaking passive investments in less than 5% of the outstanding stock of any publicly-traded corporation or (ii) engaging in the Continuing Business.

(b) For a period of three (3) years from and after the Closing Date, Seller shall not and will cause its Subsidiaries not to take any action, formal or informal, direct or indirect, to (A) induce any employee of Buyer or Parent (or of any of their respective Affiliates) to terminate his or her employment with Buyer or Parent (or of any of their respective Affiliates), or attempt to interfere with the relationship or prospective relationship between Buyer or Parent (or of any of their respective Affiliates) and any creditor, licensee, customer, prospective customer, employee or other party; provided, however, that Seller shall not be restricted from making general solicitations of employment (including the use of general advertisements and recruiting agencies) not specifically directed at the employees of Buyer or Parent (or of any of their respective Affiliates) and hiring any person (a) who responds thereto, or (b) whose employment has been previously terminated by Buyer or Parent (or of any of their respective Affiliates).

(c) Seller acknowledges that the periods of restriction, the geographical areas of restriction and the restraints imposed by the provisions of Sections 6.13(a) and (b) and Section 6.8(c) are fair and reasonably required for the protection of Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.13(a) or (b) or Section 6.8(c) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Acquisition Agreement will be enforceable against Seller as so modified. Each Party hereto agrees that any violation of the covenants contained in Section 6.13(a) or (b) or Section 6.8(c) is likely to cause irreparable damage to Buyer; therefore, in addition to any other remedies the Buyer may have under this Acquisition Agreement or otherwise, the Buyer will be entitled to seek an injunction from any court of competent jurisdiction restraining Seller from violating the covenant or any of its Affiliates from committing or continuing any violation of Section 6.13(a), or (b) or Section 6.8(c), and Seller shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of this Section 6.13 or Section 6.8(c).

(d) For a period of three (3) years from and after the Closing Date, Parent shall not and will cause its Subsidiaries not to take any action, formal or informal, direct or indirect, to (A) induce any employee of Seller (or of any of its Affiliates) to terminate his or her employment with Seller (or of any of its Affiliates), or attempt to interfere with the relationship or prospective relationship between Seller (or of any its Affiliates) and any creditor, licensee, customer, prospective customer, employee or other party; provided, however, that Parent shall not be restricted from making general solicitations of employment (including the use of general advertisements and recruiting agencies) not specifically directed at the employees of Seller (or of any of its Affiliates) and hiring any person (a) who responds thereto, or (b) whose employment has been previously terminated by Seller (or of any of its Affiliates).

(e) Parent acknowledges that the periods of restriction and the restraints imposed by the provisions of Section 6.13(d) are fair and reasonably required for the protection of Seller. If the final judgment of a court of competent jurisdiction declares that any term or provision of Section 6.13(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Acquisition Agreement will be enforceable against Parent as so modified. Each Party hereto agrees that any violation of the covenants contained in Section 6.13(d) is likely to cause irreparable damage to Seller; therefore, in addition to any other remedies Seller may have under this Acquisition Agreement or otherwise, Seller will be entitled to seek an injunction from any court of competent jurisdiction restraining Parent from violating the covenant or any of its Affiliates from committing or continuing any violation of Section 6.13(d), and Parent shall not contest such injunctive relief on the basis that there is an adequate remedy at law for any such violation or threatened violation of Section 6.13(d).

6.14 Licenses and Permits; Buyout and Accounting Process & System Assistance.

(a) Seller shall use commercially reasonable efforts to cooperate with and assist Buyer and its Affiliates (i) in transferring all transferrable Licenses and Permits to Buyer or its designated Affiliate to the extent such Licenses and Permits are not necessary or desirable for Seller after the Closing, (ii) in obtaining for Buyer of its designated Affiliate, on a post-Closing basis, those Licenses and Permits as may be necessary to operate and conduct the ICS Business as now conducted or to occupy any premises in which the ICS

Business is operated or conducted, (iii) in negotiating in good faith with the applicable third parties buyout agreements, early termination agreements or similar agreements with respect to the Covered Equipment and the Covered Leases, and (iv) in negotiating in good faith with the applicable third parties agreements regarding Buyer’s use after the Closing of IP Licenses comparable to the IP Licenses of Seller (in respect of the ICS Business) for Third Party Software listed on Exhibit 6.14, including with respect to the aggregate number of users authorized pursuant to each such license.

(b) Each of Seller and Buyer shall use commercially reasonable efforts and cooperate in good faith with one another to cause the creation and verify the operation of a stand-alone accounting process and system to separately record and report on financial information with respect to the ICS Business in a manner allowing Buyer to comply with all applicable requirements (including reporting requirements) of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, in respect of the ICS Business (such accounting process and system, the “ICS Business Accounting and Process System”).

6.15 Notification. From and after the date of this Acquisition Agreement through the earlier of the Closing Date and the termination of this Acquisition Agreement in accordance with Section 10.2, Seller shall notify Buyer in writing as soon as Seller becomes aware of any of the following:

(a) the hiring, termination, dismissal or resignation of any senior executive of Seller involved in the ICS Business;

(b) any dispute with any material supplier or customer of Seller (in respect of the ICS Business) arising after the date of this Acquisition Agreement; and

(c) any written notice received by Seller that a material supplier or customer of Seller (in respect of the ICS Business) intends to change the existing business relationship or the terms and conditions under which it currently sells to or buys from Seller (in respect of the ICS Business).

6.16 Prior Month End Statement. No later than 14 Business Days following the Prior Month End, Seller shall prepare and deliver to Buyer the Prior Month End Balance Sheet, together with a statement (the “PME Statement”), which shall: (A) set forth (1) the Managed Services Transfer Amount, (2) the Estimated Working Capital, (3) the Estimated Target Working Capital, and (4) the determination of the Estimated Excess Amount or the Estimated Deficiency Amount, as the case may be, each prepared from Seller’s books and records in respect of the ICS Business Segment and in accordance with Seller’s historical accounting principles, methods, practices and categories (and, in the case of the Prior Month End Balance Sheet, prepared in accordance with GAAP, consistently applied); and (B) reflect no write-up of any individual Asset of the ICS Business which was included in the ICS Business Balance Sheet and is included in the Prior Month End Balance Sheet to a value greater than its value on the ICS Business Balance Sheet. Seller shall make all of its work papers and other reasonably relevant documents in connection with the preparation of the Prior Month End Balance Sheet and the PME Statement available to Buyer and shall make the persons in charge of the preparation of the Prior Month End Balance Sheet and PME Statement available for reasonable inquiry by Buyer.

6.17 Voting Agreements. Seller represents, warrants, covenants and agrees that, as of the date of this Agreement, Seller has obtained executed Voting Agreements, each in substantially the form attached as Exhibit C-1 or Exhibit C-2 hereto, as the case may be, from Approving Stockholders providing for irrevocable voting proxies for an aggregate of not less than 48% of the outstanding voting power of Seller in favor of the Seller Stockholder Approval at the Seller Stockholder Meeting. Seller further represents, warrants, covenants and agrees that such Voting Agreements or new or additional Voting Agreements, each in substantially the form attached as Exhibit C-1 or Exhibit C-2 hereto, as the case may be, shall be in full force and effect such that irrevocable voting proxies for an aggregate of not less than 48% of the outstanding voting power of Seller shall be voting in favor of the Seller Stockholder Approval at the Seller Stockholder Meeting. Seller shall provide Buyer with duly executed copies of any new or additional Voting Agreements entered into after the date hereof and any other information that Buyer may reasonably request to confirm Seller’s compliance with the agreements contained in this Section 6.17.

6.18 Pension Scheme Matters.

(a) Each of the UK Scheme and the Irish Scheme are defined contribution pension plans, and no Transferred Employee or other present or former Worker is entitled to any level of pension benefit calculated by reference to their salary, career earnings or otherwise.

(b) Neither Seller nor any of its Affiliates has any liability in respect of, nor could any such Person have any liability in respect of, a defined benefit pension plan in the UK or Ireland.

(c) There are no funding or underfunding issues in connection with the UK Scheme or the Irish Scheme.

6.19 Exhibit Update.

(a) Buyer and Seller shall cooperate in good faith prior to the Closing to amend Exhibit 2.3(a) to the extent necessary to reflect thereon any additional Assumed Contract reasonably requested by Buyer.

(b) Buyer and Seller shall cooperate in good faith prior to the Closing to amend Exhibit 6.6 to the extent necessary to reflect thereon any additional Required Consent as Seller and Buyer may mutually agree upon.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligation of Buyer to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Buyer:

7.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by Seller in this Acquisition Agreement shall be true and correct in all respects without regard to any materiality qualifier thereon on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than those made as of a specified date earlier than the Closing Date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date), except for such failures under this Section 7.1 to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that this Section 7.1 shall not prohibit or modify Buyer’s post-Closing right to be indemnified by Seller, and Seller’s post-Closing obligation to indemnify Buyer, pursuant to Section 9.1(b) for breaches of representations or warranties as of the execution of this Acquisition Agreement or as of the Closing Date.

7.2 Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by Seller under this Acquisition Agreement at or prior to the Closing.

7.3 Officer’s Certificate. Seller shall deliver to Buyer at the Closing a certificate of an officer of Seller certifying that the conditions stated in Section 7.1 and Section 7.2 have been fulfilled.

7.4 Consents and Approvals. All Required Consents listed on Disclosure Schedule 6.6 shall have been obtained and shall be in full force and effect.

7.5 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

7.6 Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

7.7 EBITDA Threshold. EBITDA for the twelve month period ended on March 31, 2011 shall exceed $8,000,000.

7.8 Deliveries. Seller shall have made or tendered, or caused to be made or tendered, delivery to Buyer the following documents:

(a) bills of sale, assignments, deeds or other applicable documents of transfer necessary to effect the sale of the Purchased Assets which shall comply with all regulatory requirements of applicable Law of the corresponding jurisdiction as may be reasonably requested by Buyer to effect or evidence the transfer of the Purchased Assets and the Assumed Liabilities to Buyer, in each case duly executed by an authorized officer of Seller;

(b) an executed counterpart signature page to each of the Related Agreements, duly executed by Seller;

(c) a FIRPTA affidavit, in a form reasonably acceptable to Buyer;

(d) “clearance” and “bulk sales” certificates with respect to any taxing jurisdiction requested by Buyer;

(e) the ICS Business Closing Date Balance Sheet, which shall (i) have been prepared in accordance with GAAP, consistently applied, from and consistent with the books and records of Seller and the ICS Business Segment and (ii) be accurate and complete in all material respects;

(f) the certificate required by an officer of Seller pursuant to Section 7.3; and

(g) such documentation as may be reasonably requested by Buyer to vest good and valid title to the Irish Entity Equity in TeleTech Europe BV.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to proceed with the Closing shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions precedent, any of which may be waived in whole or in part by Seller:

8.1 Accuracy of Representations and Warranties. Each of the representations and warranties made by each of Buyer and Parent in this Acquisition Agreement shall be true and correct in all respects (if and to the extent modified by the term “material,” “in all material respects,” “material adverse effect” or any other similar qualification based upon materiality) or in all material respects (if and to the extent not modified by any such qualification) on and as of the Closing Date as though such representation or warranty was made on and as of the Closing Date (other than those made as of a specified date earlier than the Closing Date in which case each such representation or warranty shall have been so true and correct on and as of such earlier date); provided, however, that this Section 8.1 shall not prohibit or modify Seller’s post-Closing right to be indemnified by Buyer and Parent, and Buyer’s and Parent’s post-Closing obligation to indemnify Seller, pursuant to Section 9.2(b) for breaches of representations or warranties as of the execution of this Acquisition Agreement or as of the Closing Date.

8.2 Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Acquisition Agreement at or prior to the Closing.

8.3 Officer’s Certificate. Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer certifying that the conditions stated in Section 8.1 and Section 8.2 have been fulfilled.

8.4 No Contrary Judgment. On the Closing Date there shall exist no valid judicial order which prohibits the consummation of the transactions contemplated by this Acquisition Agreement.

8.5 Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained.

8.6 Deliveries. Buyer shall have made or tendered, or caused to be made or tendered, delivery to Seller of all necessary funds in accordance with Section 2.6(b) and the following documents:

(a) an executed counterpart signature page to each of the Related Agreements, duly executed by Buyer;

(b) the certificate required by an officer of Buyer pursuant to Section 8.3; and

(c) such other customary documents, instruments or certificates as shall be reasonably requested by Seller and as shall be consistent with the terms of this Acquisition Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller. Subject to the limitations set forth in this ARTICLE IX, and notwithstanding the closing conditions set forth in Section 7.1, Seller shall indemnify and hold harmless Buyer and its managers, members, officers and employees (in their capacity as such), and its and their Affiliates and agents (in all, the “Buyer Indemnified Persons”) against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:

(a) any material breach of any of the covenants made in this Acquisition Agreement by Seller or any of its Affiliates;

(b) any breach of any of the representations and warranties made in this Acquisition Agreement by Seller;

(c) the ownership, use or possession of the Excluded Assets;

(d) the Retained Liabilities;

(e) the ownership and operation of the Continuing Business following the Closing; or

(f) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of Seller or any of its Affiliates on or prior to the Closing Date.

9.2 Indemnification by Buyer. Subject to the limitations set forth in this ARTICLE IX, Buyer and Parent shall, jointly and severally, indemnify and hold harmless Seller and its and directors, shareholders, officers and employees (in their capacity as such), and their Affiliates and agents against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:

(a) any material breach of any of the covenants made in this Acquisition Agreement by Buyer, Parent or any of their respective Affiliates;

(b) any breach of any of the representations or warranties made in this Acquisition Agreement by Buyer or Parent;

(c) the Assumed Liabilities;

(d) the ownership and operation of the ICS Business following the Closing (other than in respect of the Retained Liabilities); or

(e) any fraud, intentional misrepresentation or criminal acts committed by or on behalf of Buyer or any of its Affiliates on or prior to the Closing Date.

9.3 Notice and Payment of Losses. Upon obtaining actual knowledge of any Loss, any Person entitled to indemnification under Section 9.1 or Section 9.2 (the “Indemnified Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted and any other relevant information in the possession of the Indemnified Party (such written notice being hereinafter referred to as a “Notice of Claim”). If the Indemnifying Party disputes such claim of indemnification, it shall notify the Indemnified Party thereof within thirty (30) days after receipt of the Notice of Claim. If the dispute has not been resolved within thirty (30) days after the parties first meet to attempt such resolution, either party may initiate litigation in accordance with this Acquisition Agreement. If the Indemnifying Party does not dispute the Indemnified Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within thirty (30) days after receipt of the Indemnified Party’s Notice of Claim. For the period beginning on the Closing Date and ending on the six-month anniversary of the Closing Date (such date, the “Escrow Expiration Date”), any indemnification obligation of Seller pursuant to this ARTICLE IX shall be satisfied first from the Escrow Fund and, if the Escrow Fund is insufficient or has been fully distributed, by Seller. After the Escrow Expiration Date, any indemnification obligation of Seller pursuant to this Article IX shall be satisfied by Seller.

9.4 Defense of Third Party Claims. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an Indemnified Party hereunder) (“Third Person”), the Indemnified Party shall give a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to assume the defense of the claim alleged by such Third Person (a “Third Person Claim”) at its sole cost and expense; provided, that the Indemnifying Party notified the Indemnified Party in writing of its election to indemnify the Indemnified Party with respect to such Third Person Claim; and provided, further, that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably). Notwithstanding the foregoing, if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of Seller or Buyer (in either case, in respect of the ICS Business), or (y) seeks an injunction or other equitable relief against the Indemnified Party. After receiving notice of the Indemnifying Party’s election to assume the defense of a Third Party Claim, the Indemnified Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case the Indemnifying Party shall assume the reasonable fees and expenses of such representation. For the avoidance of doubt, a claim or challenge asserted by a Governmental Authority, including the IRS, against an Indemnified Party shall be considered a Third Person Claim hereunder. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Person Claim, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter, and the Indemnifying Party shall be responsible for the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense. If the Indemnifying Party does not offer reasonable assurances to the Indemnified Party as to the Indemnifying Party’s financial capacity to satisfy any final judgment or settlement, following a request from the Indemnified Party for such assurances, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter on the same basis as the immediately preceding sentence. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within thirty (30) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so elect to indemnify and assume the defense of any such Third Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall cooperate in the defense thereof.

9.5 Survival of Representations and Warranties. All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive for a period of six months following the Closing Date, and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim; provided that (a) the representations and warranties set forth in Sections 3.1(a) and (c), Section 3.2, the first sentence of

Section 3.3(a), and Sections 3.25, 4.1(a) and (c), 4.2 and 4.3 hereof shall survive the Closing indefinitely and (b) the representations and warranties set forth in Sections 3.8, 3.17, 3.21 and 3.22 hereof shall survive the Closing until 30 days after the expiration of the statute of limitations applicable to the matters set forth therein. No party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein.

9.6 Limitation on Indemnification.

(a) The provisions for indemnity under (i) Section 9.1(b) and Section 9.1(a) with respect to any material breach of Section 6.15, on the one hand, and (ii) Section 9.2(b), on the other hand, shall be effective only when the Losses for which indemnification is sought exceed U.S. $200,000 in the aggregate (the “Indemnification Basket”), in which case the Indemnified Party shall be entitled to indemnification for all of the Indemnified Party’s Losses in excess of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1(a) and (c), the first sentence of Section 3.2, and Sections 3.3(a), 3.8 and 3.25 and Sections 4.1(a) and (c), 4.2 and 4.3.

(b) The maximum amount of aggregate indemnifiable Losses which may be recovered by a Party pursuant to Section 9.1(a) with respect to any material breach of Section 6.15, 9.1(b) or 9.2(b), as the case may be, shall be an amount equal to $2,000,000 (the “Indemnification Cap”); provided that the Indemnification Cap shall not apply to claims based on fraud or any breach of a representation or warranty contained in Sections 3.1(a) and (c), the first sentence of Section 3.2, and Sections 3.3(a), 3.8 and 3.25 and Sections 4.1(a) and (c), 4.2 and 4.3.

(c) Notwithstanding anything in this Acquisition Agreement to the contrary, no Liability, obligation, Contract or other matter shall constitute a breach of any representation or warranty of Seller or entitle Buyer Indemnified Persons to indemnification hereunder, to the extent, but only to the extent, of the amount of such Liability, obligation, Contract or other matter was provided for in the Closing Date Statement.

(d) Notwithstanding anything in this Acquisition Agreement to the contrary, (i) Seller shall have no obligation to indemnify any Buyer Indemnified Person for (A) any Taxes (and related Losses) that are not Retained Liabilities (unless such Tax results from a breach by Seller of any covenant in Section 2.8), (B) Buyer’s allocable share of any transfer Taxes as provided under Section 2.8(a) (and related Losses) or (C) any Taxes resulting from any breach by Buyer of any covenant contained in Section 2.8 (and related Losses) and (ii) Buyer shall have no obligation to indemnify any Seller Indemnified Person for (A) any Taxes (and related Losses) that are Retained Liabilities (unless such Tax results from a breach by Buyer of any covenant in Section 2.8), (B) Seller’s allocable share of any transfer Taxes as provided under Section 2.8(a) (and related Losses) or (C) any Taxes resulting from any breach by Seller of any covenant contained in Section 2.8 (and related Losses).

9.7 Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Acquisition Agreement shall be considered, to the extent permissible under Law, as adjustments to the Closing Payment for all Tax purposes.

9.8 No Duplication of Losses. An Indemnified Party shall not be entitled to recover any amount due hereunder more than once in respect of the same Loss.

9.9 Limitation on Set-off. Each of Buyer, on behalf of itself and each other Buyer Indemnified Person, and Seller, on behalf of itself, agrees it shall have the right to set off any unresolved indemnification claim pursuant to this Article IX against any payment due pursuant to this Acquisition Agreement or any Related Agreement.

9.10 Exclusive Remedy. The indemnification provisions set forth in this ARTICLE IX shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Acquisition Agreement, Related Agreements or any other agreement ancillary hereto executed pursuant to this Acquisition Agreement.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Notice. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Acquisition Agreement shall be deemed to have been duly given or made for all purposes if (i) hand-delivered, (ii) sent by a nationally recognized overnight courier for next Business Day delivery or (iii) sent by confirmed facsimile transmission as follows:

If to Buyer, at:

Magellan Acquisition Sub, LLC

c/o TeleTech Holdings, Inc.

9197 South Peoria Street

Englewood, CO 80112

Attn: Legal Department—General Counsel

Facsimile: (303) 397-8677

With a copy to:

Neal, Gerber & Eisenberg LLP

2 N. LaSalle Street, Suite 1700

Chicago, IL 60602

Attn: David S. Stone

Facsimile: (312) 578-1796

If to Seller:

eLoyalty Corporation

150 Field Drive, Suite 250

Lake Forest, IL 60045

Attn: Legal Department—General Counsel

Facsimile: (775) 252-9987

With a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, IL 60601

Attn: Steven J. Gavin

Fax: (312) 558-5700

or at such other address as any party may specify by notice given to the other party in accordance with this Section 10.1. The date of giving of any such notice shall be the date of hand delivery, the next Business Day after delivery to the overnight courier service, or the date sent by facsimile, as the case may be.

10.2 Termination; Termination Fee.

(a) This Acquisition Agreement may only be terminated

(i) by mutual written consent of Seller and Buyer;

(ii) by Seller or Buyer, if the Closing shall not have occurred on or before July 3, 2011; provided, however, that the right to terminate this Acquisition Agreement under this Section 10.2(a)(ii) shall not be available to any Party whose failure to perform any of its obligations under this Acquisition Agreement resulted in the failure of the Closing to be consummated by such date;

(iii) by Seller or Buyer, upon the issuance of any final, nonappealable order by a court of competent jurisdiction precluding the consummation of the Closing or the transaction contemplated by this Acquisition Agreement or the Related Agreements (by injunction or otherwise), provided that the right to terminate this Acquisition Agreement under this Section 10.2(a)(iii) shall not be available to a Party if the issuance of such final, nonappealable order was primarily due to the failure of such Party to perform any of its obligations under this Acquisition Agreement;

(iv) by Buyer if Seller Stockholder Approval is not obtained within 90 days of execution of this Acquisition Agreement by the Parties;

(v) by Buyer, if a Seller Adverse Recommendation Change shall have occurred;

(vi) by Buyer, if Seller shall have willfully and materially breached the terms of Section 6.11 of this Acquisition Agreement in any respect adverse to Buyer;

(vii) by Buyer, if Seller has intentionally or recklessly breached any representation or warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other breach, would cause any of the conditions in ARTICLE VII not to be satisfied;

(viii) by Seller, if Seller enters into a Third Party Acquisition Agreement providing for a Superior Proposal, in accordance with Section 6.11(c), provided, however, that Seller may only exercise this termination right if Seller has complied with its obligations under Section 6.11, including, without limitation, Section 6.11(d), and provided, further, that such termination shall not be effective unless concurrently therewith Seller fulfills its obligations under Section 10.2(c);

(ix) by Seller, if Buyer is in breach of any representation, warranty, covenant or agreement contained in this Acquisition Agreement, and such breach, individually or in combination with any other such breach, would cause any of the conditions in ARTICLE VIII not to be satisfied; or

(x) by Buyer, in accordance with Section 6.2.

(b) If this Acquisition Agreement is terminated as provided in Section 10.2(a), written notice of such termination shall be given to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and this Acquisition Agreement shall forthwith become null and void (other than Section 6.8, this ARTICLE X and the Confidentiality Agreement in accordance with its terms, all of which shall survive termination of this Acquisition Agreement at any time) and there shall be no liability as a result thereof on the part of any Party hereto or their respective Affiliates, except (i) any liability of Seller as provided in Section 10.2(c), and (ii) any liability of any Party for fraud, bad faith or any breach of this Acquisition Agreement.

(c) (i) If this Acquisition Agreement is terminated by Buyer pursuant to Section 10.2(a)(v), (vi), or (viii), then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to the sum of:

(A) $1,500,000 (the “Termination Fee”), and

(B) all reasonable out-of-pocket expenses, actually documented and incurred or payable by or on behalf of Buyer in connection with or in anticipation of the transactions contemplated by this

Acquisition Agreement and the Related Agreements (whether before or after the date of this Acquisition Agreement), including all attorney’s fees, financial advisor’s fees, accountants’ fees and filing fees up to an aggregate amount not to exceed $500,000 (“Termination Expenses”).

(ii) If this Acquisition Agreement is terminated by Buyer pursuant to Section 10.2(a)(iv) or Section 10.2(a)(vii), then Seller shall, on the date of such termination, pay Buyer by wire transfer of immediately available funds to an account designated by Buyer a fee equal to the Termination Expenses.

(d) Buyer and Seller acknowledge and agree that the payment of the Termination Fee and/or Termination Expenses as contemplated by Section 10.2(c) is reasonable and not excessive in light of the nature of the transactions contemplated by this Acquisition Agreement. If Buyer has the right to receive the Termination Fee and/or Termination Expenses pursuant to Section 10.2(c), such Termination Fee and/or Termination Expenses shall be Buyer’s exclusive remedy for any breach by Seller other than for fraud or bad faith. The Parties acknowledge and agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated hereby and that, without these agreements, Buyer would not enter into this Acquisition Agreement. If Seller fails promptly to pay the Termination Fee and/or Termination Expenses and, in order to obtain such payment(s), Buyer commences a suit that results in a judgment against Seller for the Termination Fee or Termination Expenses, Seller shall pay to Buyer its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit.

10.3 Entire Agreement. This Acquisition Agreement and the Schedules and Exhibits hereto embody the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter. The Parties hereto agree to execute such additional transfer agreements as may be required by local law applicable to Seller; provided, however, that in the event of any conflicting provisions, the provisions of this Acquisition Agreement shall prevail.

10.4 Guaranty. Parent irrevocably guarantees each obligation of Buyer, and the full and timely performance by Buyer of its obligations under the provisions of this Acquisition Agreement. This is a guarantee of payment and performance, and not of collection, and Parent acknowledges and agrees that this guarantee is full and unconditional, and, subject to applicable law, no release or extinguishment of Buyer’s liabilities and obligations (other than in accordance with the terms of this Acquisition Agreement) will affect the continuing validity and enforceability of this guarantee. Parent hereby waives, for the benefit of Seller, (a) any right to require Seller as a condition of payment or performance of Parent to proceed against Buyer or pursue any other remedies whatsoever and (b) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Buyer under this Acquisition Agreement or an Related Agreement. Parent understands that Seller is relying on this guarantee in entering into this Acquisition Agreement.

10.5 Severability. If any provision of this Acquisition Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Acquisition Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Acquisition Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Acquisition Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.6 Assignment; Binding Agreement. This Acquisition Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Acquisition Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other

Party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any entity which is controlled by Buyer or by the Affiliates of Buyer. No such assignment shall relieve Buyer of any Liability or obligation hereunder.

10.7 Counterparts. This Acquisition Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

10.8 Expenses. Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this Acquisition Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

10.9 Headings; Interpretation.

(a) The article and section headings contained in this Acquisition Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Acquisition Agreement. Each reference in this Acquisition Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Acquisition Agreement or a Schedule or Exhibit attached to this Acquisition Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Acquisition Agreement and agree that no ambiguity herein should be construed against the draftsman. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established. Whenever the words “include,” “includes” or “including” are used in this Acquisition Agreement, they will be deemed to be followed by the words “without limitation.” Any singular term in this Acquisition Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require.

(b) Matters disclosed pursuant to one section of the Disclosure Schedules shall be deemed disclosed with respect to any other section of such Disclosure Schedules to the extent it is reasonably apparent on the face of such schedule that the matters so disclosed are applicable to such other section. The inclusion of any information in any section of the Disclosure Schedules or other document delivered by any of the Parties pursuant to this Acquisition Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

10.10 Governing Law. This Acquisition Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware applicable to contracts to be carried out wholly within such State.

10.11 Submission to Jurisdiction. Each Party to this Acquisition Agreement consents to submit to the non-exclusive personal jurisdiction of any federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Acquisition Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating to this Acquisition Agreement in any other court. Each Party to this Acquisition Agreement agrees not to assert in any action or proceeding arising out of or relating to this Acquisition Agreement that the venue is improper, waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

10.12 No Waiver. No disclosure of information made in this Acquisition Agreement or required to be made pursuant to this Acquisition Agreement shall be deemed to constitute a waiver of the Attorney-Client privilege or Work Product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.

10.13 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Acquisition Agreement with respect thereto. The representations and warranties contained in this Acquisition Agreement are made for purposes of this Acquisition Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities laws.

10.14 Amendment and Waiver. Subject to Section 6.2, any provision of this Acquisition Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Acquisition Agreement to be executed as of the date first above written.

MAGELLAN ACQUISITION SUB, LLC

By:	/s/ JOHN R. TROKA, JR.
Name:	John R. Troka, Jr.
Title:	Interim Chief Financial Officer

TELETECH HOLDINGS, INC.

By:	/s/ JOHN R. TROKA, JR.
Name:	John R. Troka, Jr.
Title:	Interim Chief Financial Officer

ELOYALTY CORPORATION

By:	/s/ KELLY D. CONWAY
Name:	Kelly D. Conway
Title:	President and Chief Executive Officer